UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

June 20, 2014

Dear Fellow Stockholder:

It is my pleasure to invite you to our Annual Meeting of Stockholders, which will be held on Thursday, August 7, 2014, at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, at 8:00 a.m. We hope that you will attend the meeting, but we encourage you to vote by proxy whether or not you plan to attend the meeting in person.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, beginning on June 20, 2014, we are mailing a Notice Regarding the Availability of Proxy Materials, or Notice, to many of our stockholders instead of a paper copy of the materials for the Annual Meeting. The Notice contains instructions on how to access the proxy materials over the Internet and vote online, as well as how stockholders can elect to receive paper copies of the materials. We believe that this process should expedite stockholders’ receipt of proxy materials and provide stockholders with the information they need, while being consistent with our objective of conserving our natural resources and reducing the costs of printing and distributing our proxy materials.

If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is very important, whether you own one share or many.

Thank you for your continued support and interest in Eagle.

Sincerely,

Steven R. Rowley

President and Chief Executive Officer

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 7, 2014

To the Stockholders of Eagle Materials Inc.:

The annual meeting of stockholders of Eagle Materials Inc., which we refer to as the “Company,” will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219 at 8:00 a.m., local time, on Thursday, August 7, 2014. At the meeting, stockholders will vote on:

(1)	Election of the three Class II directors identified in the accompanying proxy statement, each to hold office for three years.

(2)	Approval of an advisory resolution regarding the compensation of our named executive officers.

(3)	Approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

(4)	Any other matters properly brought before the annual meeting, or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on June 9, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of the Company’s common stock, par value $0.01 per share, which we refer to as our “Common Stock,” at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet (as described in the Notice) or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote in person at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in your proxy, but if any proxies that are signed and returned to us do not specify a vote on any proposal, such proxies will be voted in the manner, if any, recommended by the Board.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 20, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2014.

Our proxy statement and 2014 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219-4487

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed or provided online, together with this proxy statement, is solicited by and on behalf of the Board of Directors of Eagle Materials Inc., which we refer to as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. References to our “Board of Directors” or “Board” refer to the Board of Directors of the Company. The Notice Regarding the Availability of Proxy Materials, this proxy statement and accompanying proxy were first mailed to our stockholders on or about June 20, 2014.

Date, Time and Place of the Annual Meeting

The 2014 annual meeting of our stockholders will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219 at 8:00 a.m., local time, on Thursday, August 7, 2014.

Purposes of the Annual Meeting and Recommendations of our Board of Directors

At the meeting, action will be taken upon the following matters:

(1)	Election of Directors. Stockholders will be asked to elect the three Class II directors identified in this proxy statement, each to hold office for a term of three years.

Our Board of Directors recommends that you vote “for” the election of its three nominees for director named in this proxy statement.

(2)	Advisory Vote on Compensation of our Named Executive Officers. We are asking you to approve a non-binding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement.

Our Board of Directors recommends that you vote “for” the non-binding advisory resolution approving the compensation of our named executive officers.

(3)	Approval of the Expected Appointment of Ernst & Young LLP. We are asking you to approve the expected appointment by our Audit Committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

Our Board of Directors recommends that you vote “for” the approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

(4)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.

Our Board of Directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) through (3) above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2014.

Our proxy statement and 2014 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

ABOUT THE MEETING

Who Can Vote

The record date for the determination of holders of the Company’s Common Stock, par value $0.01 per share, which we refer to as our “Common Stock,” entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 9, 2014. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 50,128,266 shares of our Common Stock issued and outstanding and entitled to vote at the meeting. Our stock transfer books will not be closed in connection with the meeting. Our Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “EXP.”

How Proxies Will be Voted

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted in the manner, if any, recommended by the Board. The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.

Quorum and Required Vote

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our capital stock entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. The holders of Common Stock will be entitled to one vote per share on each matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting.

Proposal	Required Vote	Effect of Abstentions and Broker Non-Votes

Election of Directors	Majority of votes cast	No effect on outcome of vote

Advisory vote on compensation of our named executive officers	Majority of votes cast	No effect on outcome of vote

Approval of the expected appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2015	Affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting	Same effect as votes against proposal

Pursuant to the rules of the NYSE, brokers do not have discretionary authority to vote in the election of directors if they did not receive instructions from the beneficial owner because the election of directors is not considered a “routine” matter. The advisory vote regarding executive compensation is also not considered “routine,” and brokers may not vote your shares with respect to such matter without instructions from you.

Expenses of Soliciting Proxies

The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our Board by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fee of approximately $9,000, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission, or “SEC,” and the NYSE, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote

You can vote your shares at the meeting, by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

PROPOSAL NO. 1: ELECTION OF DIRECTORS AND RELATED MATTERS

General

Our Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to our stockholders. The primary responsibilities of our Board include:

•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	oversight of processes that are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the Board and its committees, and making appropriate changes where necessary.

Members of our Board of Directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, each class has three directors. Our Board has determined that the Board shall consist of nine directors.

The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of Class II director nominees:

Class	Directors

Class I: Term expires at the 2016 annual meeting and every three years thereafter	Robert L. Clarke Martin M. Ellen Steven R. Rowley

Class II: Term expires at the 2017 annual meeting and every three years thereafter	Laurence E. Hirsch Michael R. Nicolais Richard R. Stewart

Class III: Term expires at the 2015 annual meeting and every three years thereafter	F. William Barnett Ed H. Bowman David W. Quinn

Director Independence

NYSE corporate governance rules require that our Board of Directors be comprised of a majority of independent directors. Our Board of Directors has determined, upon the recommendation of our Corporate Governance and Nominating Committee, which we refer to as our “Governance Committee,” that all members of our Board of Directors, other than Mr. Rowley, are “independent” within the meaning of the independence requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the corporate governance rules of the NYSE.

In determining that eight of our nine directors are “independent,” our Board of Directors considered the following facts:

•	Messrs. F. William Barnett, Ed H. Bowman, Robert L. Clarke, Martin M. Ellen and Richard R. Stewart have no relationship with the Company that potentially affects their independence.

•	From 1987 until his retirement in March 2002, Mr. David W. Quinn was an officer of Centex Corporation, our former parent, which we refer to as “Centex.” Because it has been over five years since his retirement as an officer of Centex and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Quinn has no material relationship with the Company.

•	From 1985 until his retirement in March 2004, Mr. Laurence E. Hirsch was an officer of Centex. Mr. Hirsch was also our interim Chief Executive Officer for approximately six months from April 2003 until September 2003 prior to the appointment of Mr. Rowley as Chief Executive Officer in September 2003. Because it has been over five years since Mr. Hirsch retired from Centex or served as an officer of the Company on an interim basis, and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Hirsch has no material relationship with the Company.

•	Mr. Michael R. Nicolais entered into an employment relationship with a company owned by another member of our Board of Directors, Laurence E. Hirsch, in 2004. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P., or “Highlander Partners,” a private investment partnership of which Mr. Hirsch is the sole equity owner. In view of, among other things: (1) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (2) the employment relationship between Mr. Nicolais and Highlander Partners commenced after the completion of the spin-off of the Company from Centex and after the date Mr. Hirsch retired as an executive officer and director of Centex; (3) the investment services provided by Mr. Nicolais to Highlander Partners are largely unrelated to the Company (except to the extent that such services involve investment services relating to a portion of the shares of our Common Stock beneficially owned by Mr. Hirsch); and (4) the fact that, as described above, our Board of Directors has determined that Mr. Hirsch himself has no material relationship with the Company, our Board of Directors determined that Mr. Nicolais has no material relationship with the Company.

Nominees

Each of the nominees listed below is currently a member of our Board of Directors. Each of these nominees has been recommended for nomination by our Governance Committee (with Mr. Nicolais abstaining as to his own nomination) after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. Because this is an uncontested election of directors, a majority of votes cast by the holders of our Common Stock (number of shares voted “for” a director nominee must exceed the number of votes cast “against” the director nominee) will be required to elect the nominees for director in accordance with our Bylaws and our Corporate Governance Guidelines. (A plurality voting standard would apply in a contested election.) If an incumbent director is not re-elected, such director will promptly tender his or her resignation to the Chairman of the Board, and a special committee of independent directors will consider the resignation and make a recommendation to the Board as to whether to accept or reject such resignation. The Board will then publicly disclose its decision regarding the resignation and the rationale behind the decision.

Our Corporate Governance Guidelines generally require directors to retire at the first annual meeting that occurs after the director’s 72nd birthday unless the Board (other than the affected director) waives the requirement upon the recommendation of the Governance Committee. The Board has approved such a waiver for two years for Messrs. Clarke and Quinn, who otherwise would be required to retire at the Annual Meeting. Messrs. Clarke and Quinn would therefore be required to retire at our 2016 Annual Meeting, assuming their continued service as directors until that time.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the election of the nominees listed below to serve as Class II directors for a three-year term ending at our 2017 annual meeting of stockholders:

Laurence E. Hirsch

Michael R. Nicolais

Richard R. Stewart

Director Qualifications

Set forth below is information about the nominees standing for election at our 2014 annual meeting, as well as our continuing directors whose terms of office do not expire at such annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors. Also included below is a brief description of how each individual’s experience qualifies him to serve as a director of the Company.

Nominees for Director Whose Terms Expire at our 2014 Annual Meeting (Class II Directors)
Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Laurence E. Hirsch	68	1985

Mr. Hirsch is Chairman of Highlander Partners, a private investment company. He has served as Chairman of our Board of Directors from July 1999 to the present and also served in that capacity from January 1994 through December 1997. He was our interim Chief Executive Officer from April 2003 through September 2003. Mr. Hirsch is a member of the Executive Committee of our Board of Directors. Until his retirement on March 31, 2004, Mr. Hirsch served Centex Corporation in various capacities, including as President beginning in 1985, as Chief Executive Officer beginning in July 1988 and as Chairman of its board of directors beginning in July 1991. Mr. Hirsch served as a director of Belo Corp. from August 1999 through January 2008 and continued as a director of A. H. Belo until May 2011. Mr. Hirsch served as a director of the Federal Home Loan Mortgage Corp. (Freddie Mac) from November 2009 until February 2012. Mr. Hirsch is currently Chairman of the Center for European Policy Analysis.

Mr. Hirsch brings to the Board his extensive executive experience gained through his service as the CEO of a public company. In addition, Mr. Hirsch brings extensive knowledge of the Company through having served as our Chairman for nearly 20 years. Mr. Hirsch also brings valuable experience as an executive officer within the construction products industry and his knowledge of corporate governance and financial oversight gained from his membership on the boards of other public companies.

Michael R. Nicolais	56	2001

In April 2004, Mr. Nicolais became President of Highlander Partners. From August 2002 until March 2004, Mr. Nicolais served as Managing Director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office. Mr. Nicolais has been a member of our Board of Directors since 2001. He also serves as a member of the Compensation Committee and the Governance Committee.

Mr. Nicolais brings to the Board, the Governance Committee and the Compensation Committee his extensive knowledge of capital markets, financial analysis and financial oversight gained through his experience as an investment banker and investment manager.

Richard R. Stewart	64	2006

From 1998 until 2006 Mr. Stewart served as President and CEO of GE Aero Energy, a division of GE Power Systems and as an officer of General Electric Company. Mr. Stewart retired from General Electric in 2006. Mr. Stewart’s career at General Electric began in 1998 as a result of General Electric’s acquisition of the gas turbine business of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart & Stevenson in 1972 and while at Stewart & Stevenson served in various positions including as Group President and member of the board of directors. Mr. Stewart also served as a director of Plug Power Inc. from July of 2003 to March of 2006. Mr. Stewart became a director of Kirby Corporation in 2008 and was a director of Lufkin Industries, Inc. from 2009 until its acquisition by GE Oil & Gas in 2013. Mr. Stewart serves as chairman of the Compensation Committee of our Board of Directors.

Mr. Stewart brings to the Board and the Compensation Committee his proven leadership and business experience as the former CEO of a manufacturing company. Mr. Stewart also brings corporate governance and compensation experience gained from membership on the boards of other public companies and as an officer with General Electric.

Continuing Directors Whose Terms Expire at our 2015 Annual Meeting (Class III Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

F. William Barnett	67	2003

Mr. Barnett retired in 2003 from his position as a Director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment, where he led the firm’s Strategy Practice. Mr. Barnett also served as a director of Papa John’s International, Inc. from 2003 until March 2009, and has been an Adjunct Professor at the Yale School of Management and the Jesse H. Jones Graduate School of Business at Rice University. Mr. Barnett currently chairs our Governance Committee.

Mr. Barnett brings to the Board and the Governance Committee his corporate governance and strategy development and implementation experience gained from his long career in management consulting and his service on another board.

Ed H. Bowman	67	2011

Mr. Bowman served as Chief Executive Officer, President and a director of SOURCECORP from 1996 until 2011. Prior to 1996, Mr. Bowman was a senior executive at First Data Corporation. Mr. Bowman joined our Board in May 2011. Mr. Bowman serves on the advisory board of the J. Mack Robinson College of Business at Georgia State University.

Mr. Bowman brings to the Board his proven leadership and business experience as the recently retired CEO of an expanding company. Mr. Bowman also brings corporate governance, finance and compensation knowledge gained from his experience at other public companies.

David W. Quinn	72	1994

Mr. Quinn served as a director of Centex from 1989 until its merger with Pulte in 2009, as Vice Chairman of the Board of Directors of Centex from May 1996 to March 2002, as Executive Vice President of Centex from February 1987 to May 1996, and Chief Financial Officer of Centex from February 1987 until June 1997 and again from October 1997 until May 2000. Mr. Quinn is the chairman of the Audit Committee of our Board of Directors.

Mr. Quinn brings to the Board and the Audit Committee his extensive management, financial and audit experience gained from his 17 years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major public accounting firm. Mr. Quinn also brings corporate governance experience gained from membership on the boards of other public and private companies.

Continuing Directors Whose Terms Expire at our 2016 Annual Meeting

(Class I Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Robert L. Clarke	71	1994

Mr. Clarke was a partner in the law firm of Bracewell & Giuliani LLP (formerly known as Bracewell & Patterson) from 1971 to December 1985, returned to the firm as a partner in March 1992 and currently is a senior partner in that firm. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of Stewart Information Services Corporation. Mr. Clarke is a member of the Audit Committee and Governance Committee of our Board of Directors.

Mr. Clarke brings to the Board, the Audit Committee and the Governance Committee extensive financial and legal experience and knowledge of corporate governance and financial oversight gained from his long legal career, his membership on the boards of other public companies and his service as Comptroller of the Currency of the United States.

Martin M. Ellen	60	2013

Mr. Ellen has been a member of our Board of Directors since May 2013. Mr. Ellen has served as Chief Financial Officer and Executive Vice President at Dr Pepper Snapple Group, Inc. since April 2010. Mr. Ellen also served as the Chief Financial Officer and Senior Vice President - Finance of Snap-on Inc. from November 2002 to March 2010. Mr. Ellen is a certified public accountant and serves on our Audit Committee.

Mr. Ellen brings to the Board and the Audit Committee his extensive management, finance and audit experience gained from over 25 years serving as chief financial officer with public and private companies and prior experience with a major public accounting firm.

Steven R. Rowley	61	2003

Mr. Rowley has been the Company’s President and Chief Executive Officer and a member of our Board of Directors since September 2003. Mr. Rowley is also a member of the Executive Committee of our Board of Directors. Mr. Rowley joined the Company in 1991 as a plant manager at its Nevada cement operations and subsequently became Executive Vice President of the Company’s Illinois Cement Company subsidiary in June of 1995. Mr. Rowley was named the Company’s Executive Vice President-Cement in 1998. In 2001, Mr. Rowley’s operational responsibilities were expanded to include concrete and aggregates. Mr. Rowley was the Company’s Chief Operating Officer from October 2002 until September 2003.

Mr. Rowley brings to the Board his extensive executive and operations experience in the construction products industry, including over 20 years of service with the Company.

Board Meetings and Attendance Records

During the Company’s fiscal year ended March 31, 2014, our Board of Directors held four regularly scheduled meetings and one special meeting. During such fiscal year, all of the incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served. In accordance with our informal policy, we anticipate that all continuing directors and nominees will attend our 2014 annual stockholders meeting. All of our directors attended our 2013 annual meeting. We strongly encourage all directors to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Rowley) meet immediately after all Board meetings without management present. Mr. Hirsch presides at all executive sessions of the non-employee directors.

BOARD COMPENSATION

Board compensation for the 12-month period from August 2013 through July 2014 was approved by our Board of Directors in August 2013—at the same time long-term incentive compensation was approved for management. The Board approved the same compensation levels paid last year by adopting a director compensation structure in which directors who are not employees of the Company or any of our subsidiaries received compensation for their services during the 12-month period from August 2013 through July 2014 by electing one of the following two compensation package alternatives:

(1)	total compensation valued at $150,000, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or

(2)	an equity grant valued at $170,000. The grant date value of the equity grant under either alternative is allocated between restricted stock and options to purchase Common Stock (based upon the recommendation of the Compensation Committee) with respect to each non-employee director.

In accordance with the terms of the Eagle Materials Inc. Amended and Restated Incentive Plan, which we refer to as our Incentive Plan, the exercise price of stock options is set at the closing price of the Common Stock on the NYSE on the date of grant. The number of option shares is determined as of the date of grant by using the Black-Scholes method, and the number of shares of restricted stock is determined as of the date of grant using the closing price of the Common Stock on the NYSE on the date of grant. All the options granted to directors in August 2013 were fully exercisable when granted and have a ten-year term.

The restricted stock granted to directors in August 2013 was earned at the time of grant, but the restrictions will not lapse until the director’s service on the Board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. During the restriction period the director will have the right to vote the shares. In addition, the director will also be entitled to cash dividends as and when the Company issues a cash dividend on the Common Stock. Notwithstanding the above, the restricted shares issued to Mr. Hirsch do not have voting rights and are not entitled to cash dividends, but rather to a dividend-equivalent payment.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold restricted stock units, which we refer to as “RSUs,” granted as part of director compensation in prior fiscal years (which currently includes Messrs. Barnett, Hirsch and Nicolais), these directors will receive dividend equivalent units as and when the Company pays a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.

Non-Employee Director Compensation for Fiscal Year 2014

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)(3)		Total ($)

F. William Barnett(4)	–	$45,703	$137,015	–	–	$1,763		$184,481

Ed H. Bowman(5)	–	42,544	127,511	–	–	1,640		171,695

Robert L. Clarke(5)	–	42,544	127,511	–	–	70,082	(6)	240,137

Martin M. Ellen(7)(8)	$ 75,240	18,752	56,269	–	–	56		150,317

Laurence E. Hirsch(9)	–	58,338	175,005	–	–	2,251	(10)	235,594

Michael R. Nicolais(8)	75,000	18,752	56,269	–	–	724		150,745

David W. Quinn(11)	–	141,813	47,260	–	–	2,105		191,178

Richard R. Stewart(12)	90,000	18,752	56,269	–	–	724		165,745

(1)	The amounts in this column reflect the value of restricted stock awards made to the directors in the fiscal year ended March 31, 2014 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 23, 2014, or “Fiscal 2014 Form 10-K.”

(2)	The amounts in this column reflect the value of option awards made to the directors in the fiscal year ended March 31, 2014 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2014 included in the Fiscal 2014 Form 10-K.

(3)	The amounts in this column represent dividend payments made in fiscal 2014 to the directors with respect to restricted stock awarded in fiscal 2013 and fiscal 2014, except as otherwise noted.

(4)	Mr. Barnett is the Chair of the Governance Committee. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee).

(5)	Messrs. Bowman and Clarke elected to receive 100% of their director compensation in the form of equity.

(6)	Includes the value of Common Stock paid during such fiscal year for dividend equivalent units accruing under RSUs. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. In fiscal 2014, Mr. Clarke was paid Common Stock for dividend equivalent units valued at $68,442. Dividend equivalent units credited to the other directors in fiscal 2014 in additional RSUs are included in the amounts reflected in the “RSUs” column of the chart immediately below.

(7)	Mr. Ellen was appointed to the Board in May 2013 and received cash compensation for his services as a director from the date of his appointment through July 2013.

(8)	Messrs. Ellen and Nicolais elected to receive 50% of their director compensation in the form of equity and 50% in cash.

(9)	Mr. Hirsch is the Chairman of the Board. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee).

(10)	Includes $174 of dividend equivalent cash payments made to Mr. Hirsch in connection with restricted stock awarded to Mr. Hirsch in fiscal 2014.

(11)	Mr. Quinn is the Chair of the Audit Committee. He elected to receive 100% of his director compensation in the form of equity (including his chairperson fee).

(12)	Mr. Stewart is the Chair of the Compensation Committee. He elected to receive 50% of his director compensation in the form of equity and 50% in the form of cash. Mr. Stewart also elected to receive his committee chairperson fee in cash.

The following chart shows the number of outstanding stock options, RSUs and shares of restricted stock held by each director as of March 31, 2014.

Name	Stock Options(1)	RSUs(2)	Restricted Stock(3)

F. William Barnett	113,536	8,569	3,391

Ed H. Bowman	4,897	–	3,156

Robert L. Clarke	106,995	–	3,156

Martin M. Ellen	2,161	–	279

Laurence E. Hirsch	126,730	11,119	4,331

Michael R. Nicolais	31,470	3,769	1,392

David W. Quinn	30,058	–	4,915

Richard R. Stewart	13,049	–	1,392

(1)	All of these stock options are fully exercisable.

(2)	The RSUs granted to non-employee directors are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. The number of RSUs reflected in this column includes the following aggregate dividend equivalent units, which are accrued by holders of our RSUs at any time we pay a cash dividend on our Common Stock: Mr. Barnett – 1,057 RSUs; Mr. Hirsch – 1,376 RSUs; and Mr. Nicolais – 469 RSUs.

(3)	The restrictions on the restricted stock granted to non-employee directors will not lapse until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. Any cash dividends declared and paid by the Company during the restricted period are paid in cash with respect to such restricted stock.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and CEO are performed by two different persons. Mr. Rowley, our CEO, focuses on the day-to-day operation of the Company’s businesses and participates in both operational and long-term strategy and development. Mr. Hirsch, our Chairman, oversees the Company’s general strategic direction and leads and manages the Board.

As part of its primary risk management function, the Audit Committee oversees the preparation by management of a risk report on a quarterly basis. However, our entire Board of Directors is also charged with, and is actively involved in, identifying, evaluating and managing risks on behalf of the Company, and the Board undertakes to hold discussions on these topics with management and the Audit Committee throughout the year. Further, the independent directors address risk management in executive sessions without management present. As appropriate in the context of their chartered roles, the Board’s other committees also perform risk management and oversight activities during the year. For example, the Governance Committee is responsible for overseeing governance issues that may create governance risks, such as board composition, director selection and other governance policies and practices that are critical to the success of the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management, the Compensation Committee and the Board have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, the Board has concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage unnecessary and excessive risk-taking. This assessment was overseen by the Compensation Committee, in consultation with management. We reviewed the compensation policies and practices in effect for our executive officers, senior management and other employees and assessed the features we have built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation, use of different time periods and performance metrics for different elements of compensation, restrictions on pricing authority, review and approval of material contracts, and stock ownership guidelines for senior management.

Board Committees

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. The following table lists the chairpersons and members of each committee as of March 31, 2014, and the number of meetings held by each committee during the fiscal year ended March 31, 2014:

Director	Audit	Compensation	Governance	Executive
F. William Barnett			Chair

Ed H. Bowman	Member	Member

Robert L. Clarke	Member		Member

Martin M. Ellen	Member

Laurence E. Hirsch				Chair

Michael R. Nicolais		Member	Member

David W. Quinn	Chair

Steven R. Rowley				Member

Richard R. Stewart		Chair

Number of Meetings in Fiscal 2014	6	6	5	0

Audit Committee

Our Board has a standing Audit Committee, composed of at least three independent directors. Our Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence and appointment of our independent auditors and the performance of our internal audit function and independent auditors. Our Audit Committee is governed by an amended and restated Audit Committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Our Board has determined that each member of our Audit Committee is independent within the meaning of applicable (1) corporate governance rules of the NYSE and (2) requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over seventeen (17) years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major public accounting firm, Mr. Quinn is an “audit committee financial expert” within the meaning of the rules of the SEC.

Unless otherwise determined by the Board, no member of our Audit Committee may serve as a member of an audit committee of more than two other public companies.

Certain key functions and responsibilities of our Audit Committee are to:

•	select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attestation services for us;

•	obtain and review, at least annually, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our Board;

•	pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•	establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•	discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	annually review and assess the performance of the Audit Committee and the adequacy of its charter;

•	discuss policies with respect to risk assessment and risk management; and

•	prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.

Our Audit Committee’s report on our financial statements for the fiscal year ended March 31, 2014 is presented below under the heading “Audit Committee Report.”

Our Audit Committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

Our Board’s Compensation Committee is composed of independent directors who meet the corporate governance standards of the NYSE including the additional NYSE independence requirements for directors serving on compensation committees, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code. Under its amended and restated charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of our Compensation Committee are to assist the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement. The Compensation Committee is authorized to hire outside advisers after taking into account all factors relevant to the adviser’s independence from management. For additional information regarding outside advisers engaged by the Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

Certain key functions and responsibilities of our Compensation Committee are to:

•	periodically review and make recommendations to our Board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all of our benefit plans to determine whether they are properly coordinated and achieve their intended purposes;

•	annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our Chief Executive Officer based on such evaluation;

•	review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executive officers who are required to make disclosures under Section 16 of the Exchange Act, who we refer to as our “senior executive officers”;

•	administer the Company’s compensation plans for which it is named as plan administrator, including our Incentive Plan;

•	report on compensation policies and practices with respect to our executive officers as required by SEC rules; and

•	review and assess the performance of the Compensation Committee and the adequacy of its charter annually and recommend any proposed changes to the Board.

In accordance with the terms of our Incentive Plan, the Compensation Committee has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant time-vesting stock options in special circumstances. Under this authorization, the Special Situation Stock Option Committee may grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority for fiscal 2015, which expires on May 31, 2015, is limited to an aggregate of 60,000 option shares, no one individual may receive more than 15,000 option shares, and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2014, 20,000 stock options were granted to employees under this authority out of a maximum of 60,000.

Our Compensation Committee’s report for the fiscal year ended March 31, 2014 is presented below under the heading “Compensation Committee Report” beginning on page 17 of this proxy statement.

Our Compensation Committee meets as often as it deems appropriate, but no less than twice per year.

Governance Committee

Our Board’s Governance Committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (1) to advise and counsel our Board and management regarding, and oversee our governance, including our Board’s selection of directors; (2) to develop and recommend to the Board a set of corporate governance principles for the Company; and (3) to oversee the evaluation of our Board and management. Our Governance Committee has adopted a written charter, and our Board has also adopted Corporate Governance Guidelines. Both the Governance Committee charter and the Corporate Governance Guidelines may be viewed on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Certain key functions and responsibilities of our Governance Committee are to:

•	develop, periodically review and recommend a set of corporate governance guidelines for the Company to the Board;

•	periodically review corporate governance matters generally and recommend action to the Board where appropriate;

•	review and assess the adequacy of its charter annually and recommend any proposed changes to our Board for approval;

•	monitor the quality and sufficiency of information furnished by management to our Board;

•	actively seek, recruit, screen, and interview individuals qualified to become members of the Board, and consider management’s recommendations for director candidates;

•	evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	establish and periodically re-evaluate criteria for Board membership;

•	recommend to the Board the director nominees for each annual stockholders’ meeting; and

•	recommend to the Board nominees for each committee of the Board.

The Governance Committee initiates and oversees an annual evaluation of the effectiveness of the Board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the Board. This evaluation is confidential as to each member of the Board and its committees. Part of the Governance Committee’s self-evaluation process involves an assessment of the effectiveness of the Company’s corporate governance policies, which includes the Company’s policies surrounding diversity.

Among the criteria the Governance Committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Governance Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, gender and ethnic background among the Board members.

Members of the Governance Committee, other members of the Board or executive officers may, from time to time, identify potential candidates for nomination to our Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the Board at the time. As set forth in its charter, the Governance Committee may retain a search firm to assist in identifying potential candidates for nomination to the Board of Directors.

Our Governance Committee will consider candidates recommended by stockholders for election to our Board. A stockholder who wishes to recommend a candidate for evaluation by our Governance Committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Governance Committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.

Our Bylaws provide that, to be considered at the 2015 annual meeting, stockholder nominations for the Board of Directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 8, 2015 and ending May 9, 2015, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.

No nominees for election to the Board at our 2014 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.

Executive Committee

The principal function of our Board’s Executive Committee is to exercise all of the powers of the Board to direct our business and affairs between meetings of the Board, except that the Executive Committee may not amend our Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation under Delaware law, recommend the sale of all or substantially all of our assets or recommend the dissolution of the Company or the revocation of a dissolution. In addition, unless authorized by resolution of our Board of Directors, the Executive Committee may not declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger under Delaware law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship during the fiscal year ended March 31, 2014 that requires disclosure as a Compensation Committee interlock.

How to Contact Our Board

Shareholders and other interested parties can communicate directly with our Board, a committee of our Board, our independent directors as a group, our Chairman of the Board or any other individual member of our Board by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire Board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2014 and who is not also a member of our Board. Except as noted below, all of these persons have been elected to serve until the next annual meeting of our Board or until their earlier resignation or removal.

Name	Age	Title

D. Craig Kesler	38	Executive Vice President – Finance and Administration and Chief Financial Officer (has held current office since August 2009; Vice President – Investor Relations and Corporate Development from March 2005 through August 2009; Audit Manager of Ernst & Young LLP from April 2002 through September 2004).

Gerald J. Essl	64	Executive Vice President – Cement/Aggregates and Concrete (has held current office since January 2003; President of Texas Lehigh Cement Company from 1985 through December 2002).

James H. Graass	56	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

David B. Powers	64

Executive Vice President – Gypsum and President of American Gypsum Company

(has held current office since January 2005; Executive Vice President – Marketing, Sales and Distribution of American Gypsum Company from June 2002 through December 2004; Vice President, Customer Service of USG Corporation from 2000 through 2002; Vice President, Specialty Products and Architectural Systems Business of USG Corporation from 1998 through 2000).

Robert S. Stewart	60	Executive Vice President – Strategy, Corporate Development and Communications (has held current office since August 2009; Senior Vice President of Centex Corporation from 2000 through August 2009).

William R. Devlin	48

Senior Vice President, Controller and Chief Accounting Officer

(has held current office since August 2009; Vice President and Controller from October 2005 through August 2009; Director of Internal Audit from September 2004 through September 2005; Senior Manager of PricewaterhouseCoopers LLP from July 1999 through August 2004).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard R. Stewart, Chairman

Ed H. Bowman

Michael R. Nicolais

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Strong Performance

Because Eagle Materials operates in the highly cyclical construction products industry, our performance relative to our industry peers is a critical consideration when evaluating management performance. Peer comparisons help to distinguish the effects of management performance from the more general effects of business cycle trends, thereby providing important information that has bearing on management rewards. For purposes of the discussion that follows, our “direct peers” are four domestic public company competitors, our “industry peers” are the direct peers plus international industry participants, and our “compensation peers” are the direct peers plus supplemental peers, in each case as described more fully in the “Benchmarking” section below.

The Compensation Committee believes that certain operational/financial metrics, including those that are relevant to a company’s position as a low-cost producer, are important to maintaining a long-term competitive advantage in commodity businesses like those in which Eagle participates and are key factors in assessing the Company’s performance against its industry peers. In line with our belief, in setting compensation for our fiscal year ended March 31, 2014, our Compensation Committee reviewed (at the beginning of such fiscal year) the Company’s performance against its direct peers and industry peers using several different metrics, including net income growth (five-, three- and one-year), revenue growth (five-, three- and one-year), return on equity (five- and three-year), return on assets (five- and three-year), earnings per share, and total shareholder return (ten-, five-, three- and one-year and since the Company’s initial public offering in 1994). The Company outperformed all of the direct peer group in nine of the 16 categories, including every measure of total shareholder return and revenue growth, and was below the median in only two categories. The Company outperformed all of the industry peer group in eight of the 16 categories and was above the median in all but four categories.

During our fiscal year ended March 31, 2014, the Company continued its strong performance relative to its industry peers. The following graph demonstrates Eagle’s superior performance as measured by total shareholder return relative to its industry peers over time:

Source: Longnecker & Associates. All measures are for the periods ended as of March 31, 2014.

Industry Peers: Martin Marietta Materials Inc., Texas Industries Inc., USG Corp., Vulcan Materials Company, Titan Cement Co. S.A., CRH, Buzzi Unicem S.p.A., Holcim Ltd., HeidelbergCement AG, Lafarge S.A., Cementos Bio-Bio S.A., Cementos Portland Valderrivas, Cemex S.A.B. de C.V., Italcementi S.p.A., Cementos Argos S.A., Headwaters Incorporated

The Company’s prudent use of debt and its low-cost position in its markets left Eagle well-positioned to capitalize during fiscal 2014 on new opportunities in the emerging construction recovery, including the ongoing integration of the assets acquired from Lafarge North America in November 2012, the ongoing development of its frac sand line of business, and the expansion of its oil well cement production capabilities.

Our Compensation Practices

Pay-for-performance is a longstanding core tenet of our compensation philosophy and one of the keys to Eagle’s long-term success. For years, our executive compensation programs have incorporated pay-for-performance and many other compensation best practices, including the following:

•	No employment agreements with our executives.

•	No tax gross-up agreements with our executives.

•	No defined benefit plans are provided to our executives.

•	Our incentive plan prohibits the re-pricing of options.

•	A substantial portion of our annual long-term compensation awards are performance-based.

•	Our executives are provided very limited perquisites.

•	The benefits provided to our executives under the defined contribution Profit Sharing and Retirement Plan are determined on the same basis as the benefits provided all salaried employees.

•	Our stock ownership guidelines require management to align their long-term interests with those of our stockholders.

•	Under our insider trading policy, employees and executives are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

At Eagle Materials, we do not view our employees as “merely an expense” of the Company. Instead, we strive to invest in our people and their futures as a means of delivering more long-term value to our stockholders and customers.

Fiscal 2014 Compensation Highlights

The following highlights of our executive compensation program in fiscal 2014 exemplify our long-standing commitment to sound compensation practices, including pay-for-performance.

•	The various components of the compensation payable to our Named Executive Officers, or “NEOs,” during fiscal 2014 are as follows:

•	The base salaries for fiscal 2014 for our NEOs are on average between the median and the 75th percentile base salary of our compensation peer group.

•	Approximately 47% of the total compensation of our NEOs, on average, for fiscal 2014 was performance-based.

•	100% of our cash annual incentive bonus for our NEOs for fiscal 2014 was performance-based in that the bonus pool amount is tied to, and varies with, our operating earnings. Also, cash annual incentive bonuses were structured in all cases so that they could be adjusted downward by the Compensation Committee at the end of the fiscal year based on an individual NEO’s performance.

•	A significant portion of the value of our annual long-term awards made during fiscal 2014 was in the form of performance-based restricted stock—approximately 42% on average among our NEOs. This grant was to be earned if the Company attained a target level average return on invested capital for the ten years ended March 31, 2014. In the event the performance target was satisfied, each NEO’s grant was structured so that it could be adjusted downward by the Compensation Committee at the end of the fiscal year based on an individual NEO’s performance. In May 2014, the Compensation Committee determined that the performance target had been satisfied, and the Committee did not exercise negative discretion with respect to any NEO’s grant. One fifth of the earned shares vested upon the certification by the Compensation Committee, and the remaining shares will vest ratably on March 31 of 2015, 2016, 2017 and 2018 (assuming continued service by the relevant officer).

•	A portion of the value of our annual long-term awards made during fiscal 2014 was in the form of time-vesting stock options—approximately 58% on average among our NEOs. One-third of the stock options will vest in August 2014, one-third will vest in August 2015 and one-third will vest in August 2016 (assuming continued service by the relevant officer). Eagle views time-vesting stock options as pay-for-performance awards because they are of value only if and to the extent that the share price at the time of exercise exceeds the market price on the date of grant—executives receive nothing if the price of our stock does not rise above the exercise price.

•	Some key features of our CEO’s fiscal 2014 compensation:

–	Our CEO’s base salary in fiscal 2014 was increased 2.9%, after having remained unchanged for fiscal 2013.

–	Our CEO’s total compensation disclosed in the Summary Compensation Table on page 34 increased 10% from fiscal 2013.

–	Approximately 36% of our CEO’s total compensation for fiscal 2014 was performance-based.

Advisory Vote on Executive Compensation

At the 2013 Annual Meeting of Stockholders, the Company’s stockholders voted to approve a non-binding advisory resolution approving the compensation paid to our Named Executive Officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders. The vote was 96.8% in favor, 2.0% against (with 1.2% abstaining). In light of the significant stockholder support of the executive compensation program, no substantive changes were made to the executive compensation program for fiscal 2014 as a result of the stockholder vote.

The Compensation Committee is firmly committed to providing its executives with compensation opportunities that are tied to Company performance and stockholder value creation. We encourage you to review the complete description of the Company’s executive compensation program prior to casting your vote on this year’s say-on-pay advisory vote proposal (Proposal No. 2).

Named Executive Officers

This Compensation Discussion and Analysis is intended to provide investors with a more complete understanding of our compensation policies and decisions during fiscal 2014 for the following persons who were “Named Executive Officers” during such fiscal year:

Steven R. Rowley	President and Chief Executive Officer

D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer

Gerald J. Essl	Executive Vice President – Cement/Aggregates and Concrete

David B. Powers	Executive Vice President – Gypsum

James H. Graass	Executive Vice President, General Counsel and Secretary

Compensation Philosophy

Our compensation philosophy is based on the principles that executive compensation should:

•	Align the interests of our executives with those of our stockholders,

•	Reflect the Company’s performance as well as the executive’s individual performance,

•	Motivate management to achieve the Company’s operational and strategic goals,

•	Reward performance by both our executives and the Company relative to our peers’ performance in light of business conditions, and

•	Be designed to attract, retain and motivate highly qualified and talented executives over time.

We believe that a significant portion of an executive’s compensation should be “at risk” – that is, dependent upon our operational and financial performance and the individual’s performance. The key features of our executive compensation program include the following:

(1)	We seek to align the interests of executives with those of our stockholders by:

•	Creating a direct and substantial link between the executive’s annual cash incentive bonus and our annual operating earnings,

•	Structuring long-term compensation as predominantly equity awards, so that executives have an appropriate incentive to contribute to the creation of long-term stockholder value, and

•	Requiring executives to meet stock ownership guidelines that will result in each executive holding a meaningful equity stake in the Company.

(2)	We seek to encourage improved performance by:

•	Basing our annual incentive bonus on both our earnings and individual performance, and

•	Tying the vesting of a substantial majority of our equity-based awards to the achievement of financial and/or operating goals.

To achieve our compensation objectives for fiscal 2014, our executive compensation program used a combination of short-term and long-term elements: (1) annual salary, (2) annual incentive bonus, and (3) long-term incentive compensation in the form of stock options and restricted stock. Each element of long-term and short-term compensation is discussed more fully below under the heading “Elements of Executive Compensation.”

No Employment Agreements; No Change-in-Control Agreements. We do not currently have employment agreements or change-in-control agreements with any Named Executive Officer; however, under the terms of our award agreements, unvested equity awards become fully vested and exercisable in the event of a change in control. See “Change in Control Benefits” below.

Compensation Risk

Although a significant portion of potential compensation to our executive officers is performance-based, we do not believe that our compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by our executives. We believe that the focus of our overall compensation program encourages management to take a balanced approach that focuses on increasing and sustaining our profitability. See “Board Leadership Structure and Role in Risk Oversight — Risk Assessment in Compensation Programs” above.

Role of the Compensation Committee and Management in Executive Compensation

Our Compensation Committee has certain duties and responsibilities relating to the compensation of the CEO and the other senior executive officers. See “Board Committees — Compensation Committee” above. The senior executive officers include all of the Named Executive Officers. In particular, the Compensation Committee is charged with the responsibility to:

•	Review and make recommendations regarding our general compensation philosophy and structure,

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO,

•	Evaluate our CEO’s performance in light of such goals and objectives,

•	Set the salary and other cash and equity compensation for our CEO based on such evaluation,

•	Review and approve the compensation of our other senior executive officers,

•	Administer each of our plans for which our Compensation Committee has administrative responsibility,

•	Grant cash awards (including annual incentive bonuses) under our annual bonus programs and equity awards (including options, restricted stock and restricted stock units) under our long-term Incentive Plan to our officers and other key employees,

•	Review and recommend to the Board the compensation of our non-employee directors, and

•	Recommend to the Board stock ownership guidelines for our executive officers.

The Compensation Committee consists solely of directors who are independent under the NYSE listing standards (including the recently adopted amendments to those standards that enhanced the independence requirements for compensation committee members) and Section 162(m) of the Internal Revenue Code, and who are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee is authorized to hire such outside advisors as it deems appropriate. The Compensation Committee’s charter may be found in the “Investor Relations/Corporate Governance” section of our website www.eaglematerials.com.

The Compensation Committee sets compensation for the Named Executive Officers on an annual basis. In general, the process for setting compensation involves the following steps:

•	As early as practicable after the beginning of each fiscal year, the Compensation Committee determines (1) the salary of each Named Executive Officer for such fiscal year, (2) the overall size of the annual incentive bonus pools based on operating earnings in which the Named Executive Officers will have the opportunity to participate during such year and the percentage of the pool assigned to each Named Executive Officer, (3) whether the Compensation Committee will make any long-term incentive compensation awards in such fiscal year, (4) if the Compensation Committee decides to make long-term compensation awards for such fiscal year, the nature of and terms applicable to such awards, including the form any such awards will take (e.g., options, restricted stock, restricted stock units and/or cash), the individual long-term compensation potential for awards to be made to each Named Executive Officer, the performance- or time-vesting criteria (or both) that will apply to any such awards, and the exercisability or payment schedules that will apply to any such awards if the performance criteria are satisfied, and (5) the Eagle Materials Special Situation Program for such fiscal year and the overall funding levels for such program based on operating earnings. For fiscal 2014, the Compensation Committee made these determinations at five separate meetings held in March, April, May and August 2013.

•	After the end of the fiscal year, the Compensation Committee (1) reviews and approves the annual incentive bonus pools, (2) determines the extent to which the performance criteria for the prior fiscal year applicable to any long-term incentive awards were satisfied, (3) determines the amount of the downward adjustment, if any, to be made to the annual incentive bonus payment to each Named Executive Officer based on individual performance, and (4) if applicable, makes awards under the Eagle Materials Special Situation Program. The Compensation Committee made these determinations for fiscal 2014 at three separate meetings held in April and May 2014.

Our CEO, Mr. Rowley, participates to a certain extent in the administration of our compensation program for Named Executive Officers, other than himself. At the end of each fiscal year, Mr. Rowley provides input to the Compensation Committee on the performance of each of the other Named Executive Officers and recommends compensation adjustments (salary adjustments for the current fiscal year, any downward adjustments to annual incentive bonus levels for the recently completed fiscal year, and annual incentive bonus levels for the current fiscal year) and, if applicable, long-term incentive award levels for such Named Executive Officers. Mr. Rowley also provides input on the structure of our long-term incentive awards (if any) for such Named Executive Officers, including the long-term incentive award levels and the performance or other criteria that determine vesting and other terms and conditions applicable to the awards. The Compensation Committee considers Mr. Rowley’s input, along with other information presented by its compensation consultants or otherwise available to it, in making its final compensation decisions with respect to the Named Executive Officers.

Engagement of a Compensation Consultant

In early 2013, the Compensation Committee again retained Longnecker & Associates (“L&A”), an independent compensation consulting firm based in Houston, Texas, to review levels and incentive components of our executives’ compensation in an effort to align the compensation of our officers competitively with the market. The primary role of L&A was to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our management did not direct or oversee the retention or activities of L&A with respect to our executive compensation program. L&A also provided assistance in reviewing this Compensation Discussion & Analysis. The Compensation Committee has assessed the independence of L&A pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent L&A from independently advising the Compensation Committee.

Benchmarking

The data used by L&A in its survey of the compensation peer group, which we refer to as our benchmarking study, was weighted so that 50% was from published surveys from Towers Watson, ERI and Mercer, and 50% was from disclosure in compensation peer group proxy statements.

Compensation Peers

At the beginning of fiscal 2014 (spring of 2013) L&A identified multiple compensation peer candidates based on (1) prior peer groups used by the Company, (2) companies of similar size within industries related to the Company’s industry, and (3) other similar companies in the construction materials and related industries. L&A then analyzed each company based on revenue, assets, net income, market capitalization, enterprise value, and EBITDA. L&A recommended removing a few peers utilized in evaluating fiscal 2013 compensation because they were either substantially smaller than the Company in terms of market capitalization and enterprise value or were financially troubled companies. L&A also recommended adding James Hardie Industries as a peer for fiscal 2014 because it operates in a similar sector, competes for the same talent and is similar in size to the Company in terms of market capitalization and enterprise value. Based on this analysis, L&A recommended a compensation peer group to the Compensation Committee that contained fewer companies than the equivalent peer group for fiscal 2013.

Based on L&A’s recommendation, the Compensation Committee utilized the following 12-company peer group in analyzing fiscal 2014 compensation (“compensation peer group”):

Company Name	Ticker	Business Description
Armstrong Worldwide Industries, Inc.	AWI	Designs, manufactures and sells flooring products and ceiling systems.

EnPro Industries, Inc.	NPO	Designs, develops, manufactures and markets engineered industrial products.

Globe Specialty Metals, Inc.	GSM	Produces and sells silicon metal and silicon-based alloys.

Intrepid Potash, Inc.	IPI	Produces and markets chemicals, including potassium chloride and sulfate of potash magnesia.

James Hardie Industries plc	JHX	Manufactures and sells fiber cement products for interior and exterior building construction applications.

Louisiana-Pacific Corp.	LPX	Manufactures and distributes building products for new home construction, repair and remodeling, manufactured housing, and light industrial and commercial construction.

Martin Marietta Materials Inc.*	MLM	Produces and sells aggregates for the construction industry.

Packaging Corp. of America	PKG	Produces and sells containerboard and corrugated products.

Quaker Chemical Corporation	KWR	Develops, produces and markets various formulated chemical specialty products for heavy industrial and manufacturing applications worldwide.

Texas Industries Inc.*	TXI	Manufactures and sells heavy construction materials, including cement, aggregates and consumer product building materials.

USG Corporation*	USG	Manufactures and distributes gypsum wallboard and a wide range of related building materials.

Vulcan Materials Company*	VMC	Produces and sells construction aggregates: primarily crushed stone, sand and gravel.

*    Direct peer.

This peer group includes four domestic public company competitors, which we refer to as our “direct peers.” Included in the direct peer group are companies from each of our operating segments (wallboard, cement, concrete and aggregates), but none of the companies operates in all of our segments. The other companies listed above are referred to as our “supplemental peers” and include companies in related industries. We refer to our direct peers and our supplemental peers together as our “compensation peers.”

We are aware that institutional shareholder advisors, such as Institutional Shareholder Services, Glass Lewis and others, utilize methodologies to determine “peer groups” that may differ from our process. We believe that the methodologies they use may result in a peer group that does not provide a close “fit” for Eagle. For example, if the institutional shareholder advisor relies upon GICS codes to identify potential peers, the resulting peer group would include many companies whose operations are dissimilar to ours. Additionally, if the institutional shareholder advisor constructs a peer group based solely on revenues, the resulting peer group can create a poor fit for two reasons. First, because of accounting rules we are unable to include our 50/50 Texas Lehigh joint venture’s revenues in our revenue line item—we instead account for that entity in a separate line item valuing the equity interest in an unconsolidated joint venture. Our revenue is, in effect, understated. Second, in our industry, with large up-front capital projects, we believe that cash flow and earnings are more important than revenues when evaluating peers. For these reasons and in light of the peer analysis described above, we believe that the compensation peer group identified by our Compensation Committee for fiscal 2014 provides a more appropriate and meaningful basis for assessing our executive compensation.

L&A delivered its compensation peer analysis report to the Compensation Committee in March 2013, utilizing trailing 12 months financials for revenue, latest quarter valuation for assets, net income as of December 31, 2012, and market capitalization and enterprise value as of March 15, 2013. The Company’s ranking in each of the categories utilized by L&A was as follows: revenue (13th percentile); assets (34th percentile); net income (56th percentile); market capitalization (62nd percentile); enterprise value (51st percentile); and EBITDA (27th percentile). The Company therefore ranked at the 41st percentile on average across the six financial measures.

Industry Peers

Because Eagle Materials operates in the highly cyclical construction products industry, the Compensation Committee believes that reviewing our performance relative to our industry peers is a critical consideration when evaluating management performance. Such peer comparisons help to distinguish the effects of management performance from the more general effects of business cycle trends, thereby providing important information bearing on management rewards. This peer group, which we refer to as our “industry peers,” was constructed by L&A with input from management and is comprised of the direct peers noted above, plus the following international industry participants: Titan Cement Co. S.A., CRH plc, Buzzi Unicem S.p.A., Holcim Ltd., HeidelbergCement AG, Lafarge S.A., Cementos Bio-Bio S.A., Cementos Portland Valderrivas S.A., Cemex S.A.B. de C.V., Italcementi S.p.A., Cementos Argos S.A., and Headwaters Incorporated. In June 2013, L&A presented the Compensation Committee with the Company’s performance results against this industry peer group as part of its compensation decision-making. The Compensation Committee reviewed the Company’s performance in the following 16 categories, in each case against the direct peers and against the entire industry peer group (all measures were trailing 12 months as of June 1, 2013, except for total stockholder return, which was based on the periods ending on March 31, 2013, our fiscal year-end):

•	Net income growth (five-, three- and one-year)

•	Revenue growth (five-, three- and one-year)

•	Return on equity (five- and three-year)

•	Return on assets (five- and three-year)

•	Earnings per share

•	Total stockholder return (ten-, five-, three- and one-year and since the Company’s initial public offering on April 12, 1994)

The Company outperformed all of the direct peers in nine of the 16 categories, including every measure of total stockholder return and revenue growth, and was below the median in only two categories. The Company outperformed all of the industry peer group in eight of the 16 categories and was above the median in all but four categories.

The Compensation Committee used the survey of the compensation peer group prepared by L&A, which we refer to as our benchmarking study, and the performance comparisons to the industry peers prepared by L&A, which we refer to as our industry performance study, to guide it in establishing the main components of Named Executive Officer compensation: salaries, annual incentive bonus opportunity and long-term compensation awards.

Elements of Executive Compensation

In addition to the health benefit plans and programs generally available to all employees, our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

•	Salary continuation plan

Base Salary

Salaries of the Named Executive Officers are reviewed annually as well as at the time of a promotion or significant change in responsibilities. As described above, the Compensation Committee engaged L&A to conduct the benchmarking study at the beginning of fiscal 2014. The Named Executive Officer base salaries for fiscal 2013 (which was the data reviewed in the L&A benchmarking study) were on average between the median and the 75th percentile of the salary levels for the equivalent positions at the companies reviewed in the compensation peer group in the benchmarking study. The fiscal 2014 base salaries for the Named Executive Officers were set as follows: Mr. Rowley - $885,000; Mr. Kesler - $330,000; Mr. Essl - $375,000; Mr. Powers - $375,000; and Mr. Graass - $365,000. Considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skills or experience, our operating performance and the nature and responsibilities of the position. Following the base salary adjustments, the salaries of the Named Executive Officers remained, on average, between the median and the 75th percentile of the L&A benchmarking study.

Annual Incentive Bonus

The Compensation Committee is responsible for approving the annual incentive bonus for our CEO and the other Named Executive Officers. Annual incentive bonuses paid to our Named Executive Officers for fiscal 2014 were made under (1) the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2014, which we refer to as the Eagle Annual Incentive Program, and (2) annual incentive compensation programs for fiscal 2014 established for particular operating divisions of the Company, which we refer to as Divisional Annual Incentive Bonus Programs. In general, the Named Executive Officers whose responsibilities extend to the Company as a whole (Messrs. Rowley, Kesler and Graass) participate in the Eagle Annual Incentive Program, and the Named Executive Officers whose responsibilities relate primarily to a particular operating division (Messrs. Essl and Powers) participate in relevant Divisional Annual Incentive Bonus Programs. These programs were structured to create financial incentives and rewards that are directly related to corporate performance and the participating Named Executive Officer’s individual performance during the fiscal year.

The Compensation Committee believes these programs are consistent with our compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” Generally, under these programs, a significant portion of the executive’s total compensation is dependent upon the performance of the Company (or our operating divisions) as well as the individual’s performance. The Company’s annual incentive bonus programs also reflect the Committee’s philosophy of aligning the interests of our executives with those of the shareholders. These programs create this alignment by providing that an officer’s annual bonus potential varies directly with our operating earnings (in the case of the Eagle Annual Incentive Plan) or the operating earnings of a division (in the case of a Divisional Annual Incentive Bonus Program). Although individual performance and achievement of goals (as discussed in more detail below under “Annual Performance Evaluation”) affect the actual incentive bonus amount, our programs are structured in such a way that the executive officer’s incentive bonus potential can vary considerably as operating earnings change from year to year. For example, the maximum bonus potential (as calculated in the manner described below after the end of the fiscal year) for Messrs. Essl and Powers (participants in our Divisional Incentive Programs) in fiscal 2014 was 22% and 48%, respectively, lower than in fiscal 2007 (record earnings year), in each case as a function of comparative divisional earnings.

At the beginning of fiscal 2014, L&A compared each Named Executive Officer’s actual total cash payments from fiscal 2013 (comprised of base salary plus actual annual incentive program payments) against the targeted total cash (base salary plus targeted annual incentive payments) payable to the equivalent positions at the companies reviewed in the compensation peer group. The Named Executive Officers’ actual total cash payments from fiscal 2013 were on average slightly below the median of the targeted total cash of the compensation peer group, indicating that, although the Company’s base salaries are between the median and the 75th percentile, the total cash received by NEOs is slightly below the median of the compensation peer group. In addition, L&A presented comparative data on annual bonus payouts for each executive position in the compensation peer group.

Eagle Annual Incentive Program

For fiscal 2014, Messrs. Rowley, Kesler and Graass were participants in the Eagle Annual Incentive Program. Under this program, during the first quarter of each fiscal year, a percentage of our operating earnings is designated by the Compensation Committee as a pool for bonuses, and each participating Named Executive Officer is assigned a share of such pool, representing the executive’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined, based on the amount of operating earnings generated during such fiscal year, and annual incentive bonuses are paid to each participating executive in the form of a lump sum cash payment reflecting his share of the pool, subject to the exercise of “negative discretion” by the Compensation Committee to reduce (but not increase) the amount of the cash payment based on the executive’s individual performance during the fiscal year. The amount of the annual incentive bonus paid to an executive is based on the level of our operating earnings, the share of the pool designated for such executive, and an assessment of such executive’s individual performance.

In the first quarter of fiscal 2014, the Compensation Committee approved the designation of 1.35% of annual operating earnings for annual incentive bonuses for all executives participating in the Eagle Annual Incentive Program, including the Named Executive Officers. The Committee believes that operating earnings is an appropriate measurement for annual incentive bonuses because this measure is tied more closely to operations. The bonus pool is not subject to a separate cap or maximum, but is merely a function of multiplying the pre-determined percentage by our operating earnings for the applicable fiscal year. At the end of fiscal 2014, the Compensation Committee determined that the aggregate amount available for the Eagle Annual Incentive Program for fiscal 2014 was $2,701,150. This pool amount was not quantifiable until the end of fiscal 2014 and includes amounts available for payment to officers and employees other than the Named Executive Officers. In setting the percentage of operating earnings which would fund the pool for the Eagle Annual Incentive Program, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of operating earnings).

In May 2013, the Compensation Committee set the annual incentive bonus potential for the participants in the Eagle Annual Incentive Program. In allocating the pool, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination was based on the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the benchmarking study prepared by L&A and the share of the pool historically allocated to officers in such roles by the Company, Mr. Rowley’s recommendation for each participant (other than himself), as well as the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, the executive’s importance in driving the achievement of Company goals and profitability, and the executive’s level of responsibility. The Compensation Committee set the bonus potential for the Named Executive Officers as follows:

•	Mr. Rowley’s annual incentive bonus potential was set at 40% of the bonus pool.

•	Mr. Kesler’s annual incentive bonus potential was set at 16% of the bonus pool.

•	Mr. Graass’s annual incentive bonus potential was set at 16% of the bonus pool.

Divisional Annual Incentive Bonus Programs

During fiscal 2014, each of Messrs. Essl and Powers participated in a Divisional Annual Incentive Bonus Program. Under these programs, a percentage of a division’s operating earnings is allocated to the bonus pool and each participating employee is assigned a share of the pool, representing the employee’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined and annual bonuses are paid to participating employees in the form of a lump sum cash payment in accordance with their shares of the pool, subject to the exercise of negative discretion by our CEO (or, in the case of bonuses paid to Named Executive Officers, the Compensation Committee) based on the employee’s individual performance during the fiscal year.

Because of his responsibilities for our Cement and Concrete and Aggregates operations, Mr. Essl participated in both the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2014 and the Eagle Materials Inc. Concrete and Aggregates Companies Incentive Compensation Program for Fiscal Year 2014. Under these plans, the bonus pools equaled 2.25% of each of our concrete and aggregates subsidiaries’ operating earnings for fiscal 2014 and 2.25% of each of our cement subsidiaries’ operating earnings for fiscal 2014 (or, in the case of our 50% owned cement joint venture, 2.25% of our portion of that entity’s operating earnings for fiscal 2014), which in each case is also the same percentage the Compensation Committee has set for several years. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of earnings).

For fiscal 2014, Mr. Powers participated in the Eagle Materials Inc. American Gypsum Company Salaried Incentive Compensation Program for Fiscal Year 2014. Under this plan, the bonus pool equaled 2.25% of American Gypsum’s operating earnings for fiscal 2014, which is the same percentage the Compensation Committee has set for several years. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of earnings).

The divisional bonus pools are not subject to a separate cap or maximum, but are merely a function of multiplying the pre-determined percentage by the applicable operating earnings for the applicable fiscal year. The aggregate amounts available for these programs for fiscal 2014 were as follows: $1,223,219 (Cement); $50,863 (Concrete and Aggregates); and $2,632,412 (American Gypsum); which in each case was not quantifiable until the end of fiscal 2014 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the equivalent amounts in fiscal 2013 were $560,595 (Cement); $0 (Concrete and Aggregates); and $1,569,606 (American Gypsum); and in fiscal 2007 (record earnings year) the available pools were $1,347,374 (Cement); $385,390 (Concrete and Aggregates); and $4,581,079 (American Gypsum).

In May 2013, the Compensation Committee set the annual incentive bonus potential for Messrs. Essl and Powers under these Divisional Annual Incentive Bonus Programs. In determining their respective allocation of the pools, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination took into consideration Mr. Rowley’s recommendation, the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the benchmarking study prepared by L&A, the portion of the pools historically allocated to their respective positions and the Compensation Committee’s assessment of their importance and contribution to their respective divisions’ performance, their importance as an officer within their respective divisions in driving the achievement of divisional goals and profitability and their respective levels of responsibility. The Compensation Committee set Mr. Essl’s annual incentive bonus potential at 20% of his divisional bonus pools, plus an amount equal to 20% of 2.25% of our half of Texas Lehigh’s fiscal 2014 operating earnings, and the Compensation Committee set Mr. Powers’s incentive bonus potential at 20% of his divisional bonus pool.

Fiscal 2014 Special Situation Program

In the first quarter of fiscal 2014 (May 2013), the Compensation Committee approved the Eagle Materials Inc. Special Situation Program for Fiscal Year 2014, which we refer to as the SSP, which is a special annual incentive program intended to recognize outstanding individual performance during the fiscal year. The SSP also provides flexibility to reward performance when special circumstances arise in which our CEO determines that an individual has performed well but not been adequately compensated pursuant to other components of compensation, including without limitation instances where an individual’s compensation has been adversely affected by market conditions such as a cyclical downturn or in recognition of transactions and events not contemplated at the time the Compensation Committee set compensation for the applicable year; provided, that awards to executive officers require Compensation Committee approval. Awards under the SSP are not predetermined for any individuals at the beginning of the fiscal year. All full-time employees of Eagle Materials Inc. or any of our subsidiaries are eligible to receive awards under this program. At the beginning of fiscal 2014, the Compensation Committee determined that 0.35% of our operating earnings for the ensuing fiscal year would fund the SSP, along with the portions of Eagle and subsidiary incentive compensation plans and subsidiary long-term cash compensation plans not paid out. In setting the percentage of operating earnings which would fund the SSP, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2014. All of our Named Executive Officers are eligible to participate in the SSP; however, no Named Executive Officer received an SSP award in fiscal 2014.

Approving the Annual Incentive Bonus

In May 2014, the Compensation Committee approved the incentive bonus pools for fiscal 2014 for the Company and each Divisional Annual Incentive Bonus Program. In addition, at the end of fiscal 2014, Mr. Rowley provided performance evaluations of each Named Executive Officer (other than himself) to the Compensation Committee, which evaluations included an assessment (both subjective and objective) of the achievement of their individual goals and objectives, along with his recommendation for the annual incentive bonus for each such Named Executive Officer. With respect to Mr. Rowley himself, the Compensation Committee, with input from the entire Board, performed its own evaluation of his performance and the extent to which the goals and objectives established for him for fiscal 2014 had been achieved.

Mr. Rowley

Mr. Rowley’s goals and objectives for fiscal 2014 (none of which were quantitative) related to: operational execution; financial execution; maintaining effective communication with our Board; maintaining the Company’s ability to execute its operating strategy; executing the Company’s investor relations strategy; and continuing development and execution of the Company’s long-term business strategy. At the end of fiscal 2014, the Compensation Committee conducted its performance evaluation of Mr. Rowley after receiving input from the entire Board. Mr. Rowley also provided input on his achievement of his goals and objectives for fiscal 2014 under the Eagle Annual Incentive Program. Based on this evaluation, the Compensation Committee believes Mr. Rowley performed at a high level during fiscal 2014 and met or exceeded his goals and objectives. That evaluation resulted in Mr. Rowley receiving 100% of his bonus potential for fiscal 2014. The Compensation Committee approved an annual incentive bonus for Mr. Rowley under the Eagle Annual Incentive Program of $1,080,460, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 34 of this proxy statement. In making this determination, the Compensation Committee did not apply specific quantitative performance measures or assign a specific weight to any of the above goals. Rather, the Compensation Committee used its judgment to determine the appropriate award level after consideration of Mr. Rowley’s performance in the following areas (among others) over the past fiscal year:

•	Mr. Rowley’s leadership in the successful integration of the assets acquired from Lafarge North America and the continued development of the Company’s emerging frac sand business;

•	Mr. Rowley’s leadership in the development of our Illinois frac sand operations;

•	Mr. Rowley’s success in driving management’s continuing focus on maintaining a healthy balance sheet and by reducing debt by $108 million;

•	Mr. Rowley’s leadership in maintaining the Company’s focus on continual operating improvements which drove operating profits near record highs; and

•	Mr. Rowley’s leadership based on a detailed knowledge of all aspects of the business, and demonstration of a hands-on leadership style on the most important matters requiring his attention, balanced with appropriate delegation of responsibilities in Eagle’s decentralized organization.

Mr. Kesler

Early in fiscal 2014, the Compensation Committee established goals and objectives for Mr. Kesler for fiscal 2014 (none of which were quantitative). At the end of fiscal 2014, Mr. Rowley reviewed Mr. Kesler’s performance, finding that Mr. Kesler had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Kesler had met his goals and awarded Mr. Kesler 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Kesler under the Eagle Annual Incentive Program of $432,184, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 34 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Kesler’s performance and his achievement of the following factors related to his goals and objectives: Mr. Kesler’s timely and effective completion and communication of required financial planning and analysis; his assistance in continuing to develop the Company’s investor relations strategy and participation in industry-related investor conferences; his participation in evaluation of strategic growth opportunities for the Company; and his oversight of the Company’s IT department.

Mr. Essl

Early in fiscal 2014, the Compensation Committee established goals and objectives for Mr. Essl for fiscal 2014, 50% of which were non-quantitative goals and 50% were discretionary. At the end of fiscal 2014, Mr. Rowley reviewed Mr. Essl’s performance. Based in part on this review, the Compensation Committee awarded Mr. Essl 100% of his incentive bonus potential and approved an annual incentive bonus for Mr. Essl under the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2014 and the Eagle Materials Inc. Concrete and Aggregate Companies Incentive Compensation Program for Fiscal Year 2014 of $425,246, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary

Compensation Table located on page 34 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Essl’s performance and his achievement of the following factors related to his goals and objectives: Mr. Essl’s maintenance of a stringent capital project review process; driving the execution of the Company’s strategic frac sand initiative; maintaining the emphasis on low-cost production at all cement, concrete and aggregates companies; and his effective involvement with various marketing and sales efforts.

Mr. Powers

Early in fiscal 2014, the Compensation Committee established goals and objectives for Mr. Powers for fiscal 2014, 40% of which were based on quantitative goals, 10% on other non-quantitative goals and 50% were discretionary. At the end of fiscal 2014, Mr. Rowley reviewed Mr. Powers’s performance. Based in part on this review, the Compensation Committee awarded Mr. Powers 92% of his incentive bonus potential and approved an annual incentive bonus for Mr. Powers under the American Gypsum Salaried Incentive Compensation Program for Fiscal Year 2014 of $484,364, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 34 of this proxy statement. In making this determination with regard to the non-quantitative portion of the goals, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Powers’s performance and his achievement of the following factors related to his goals and objectives: his achievement of targets related to safety, mill net, operating profit, waste, and product sales; his execution of American Gypsum’s long-term strategy; his successful sales and marketing efforts with customers; and his participation in various environmental and energy efficiency groups.

Mr. Graass

Early in fiscal 2014, the Compensation Committee established goals and objectives for Mr. Graass for fiscal 2014 (none of which were quantitative). At the end of fiscal 2014, Mr. Rowley reviewed Mr. Graass’s performance, finding that Mr. Graass had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Graass had met his goals and awarded Mr. Graass 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Graass under the Eagle Annual Incentive Program of $432,184, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 34 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Graass’s performance and his achievement of the following factors related to his goals and objectives: his assistance in advancing certain strategic matters; oversight of all SEC filings; assistance of the Board in monitoring corporate governance issues; his management of our material contract policy and legal compliance training; and his assistance in contract negotiations and litigation management for the Company and its subsidiaries.

Long-Term Incentive Compensation

Consistent with the Compensation Committee’s philosophy of linking compensation to our performance, a significant portion of our long-term incentive compensation program has been structured to link the vesting of equity awards to the achievement by the Company of specific performance levels. To enhance retention of key employees, once earned, the performance awards contain a further time-vesting component. Also, a portion of our long-term compensation program has been structured as purely time-vesting, which the Compensation Committee believes, based on the input of L&A, is more in-line with the current practice of our peers.

Burn Rate

Our three-year average burn rate (a measure of historical dilution) is well below our industry norms. The Company’s three-year average burn rate (which is based on the number of awards granted—or, in the case of performance awards, awards earned—in each fiscal year, divided by the weighted-average common shares outstanding for such fiscal year) is 1.80%. The 2014 cap for our industry published by ISS is 2.85%.

Grant Practice

All of the Named Executive Officers participate in our long-term incentive compensation program. In fiscal 2014, the Compensation Committee approved equity grants as described below. The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the Committee. As provided in the Incentive Plan, for stock options, the exercise price is the closing price of our Common Stock on the grant date, as reported by the NYSE.

In addition, the Compensation Committee, as provided in our Incentive Plan, has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority in fiscal 2015, which expires on May 31, 2015, is limited to an aggregate of 60,000 option shares; no one individual may receive more than 15,000 option shares in a given year; and

Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2014, 20,000 stock options were granted to employees under this authority out of a maximum of 60,000.

Fiscal 2014 Grants

In August 2013, the Compensation Committee made annual long-term incentive equity grants under our Amended and Restated Incentive Plan, which was submitted to our stockholders for approval in August 2013 and which we refer to as our “Incentive Plan.” As part of the benchmarking study delivered to the Compensation Committee in April 2013, L&A had provided information regarding long-term compensation paid to the compensation peer group. In August 2013, L&A provided the Compensation Committee with a comparison of proposed fiscal 2014 long-term incentive values against the compensation peer group values from the benchmarking study. On average, the Named Executive Officer long-term incentive compensation was at approximately the 75th percentile of the compensation peer group. In determining the value of the equity to be granted, the Compensation Committee took into consideration the Company’s strong performance relative to its industry peers as demonstrated in the L&A industry performance study (see “Benchmarking—Performance Peers” above), the L&A benchmarking study, the fact that a significant portion of the long-term incentive compensation was to have performance-based vesting and not time-based vesting, Mr. Rowley’s input (on all individuals other than himself), the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, and the executive’s level of responsibility.

The value granted was allocated with respect to each Named Executive Officer between performance-vesting restricted stock (Company financial metric as well as individual performance metrics) and time-vesting stock options, such allocation being based on the Compensation Committee’s consideration of the recipient’s proximity to retirement and the recipient’s stated preference. The Committee views time-vesting stock options as pay-for-performance because they are of value only if and to the extent that the share price at the time of exercise exceeds the price on the date of grant. Time-vesting awards further enhance retention of key employees. The Committee believes that the structure of the fiscal 2014 long-term compensation program is consistent with the Compensation Committee’s philosophy of linking compensation to our performance.

Restricted Stock Grant

Effective August 12, 2013, the Compensation Committee approved restricted stock awards under the Incentive Plan to a group of its key employees, including its Named Executive Officers. The awards are comprised of shares of restricted stock which vest based upon the achievement by the Company of an average return on equity for the ten years ended March 31, 2014 of at least 15%. If the Company performance vesting criterion is satisfied, then the Compensation Committee may exercise negative discretion with regard to the award based on the employee’s achievement of individual goals approved by the Compensation Committee. Following any such exercise of negative discretion, the awards become fully vested one-fifth promptly after the certification date and one-fifth on March 31 for each of the following four years (in each case assuming continued service through such dates). The terms and conditions of the restricted stock are substantially the same as the restricted stock grants made in fiscal 2013, except that the performance criterion is as described above, the Committee may exercise negative discretion based on achievement of individual goals and vesting of earned shares will occur ratably as described above. Any shares of restricted stock that were not earned at the end of fiscal 2014 were to be forfeited. As in the case of prior equity awards, the restricted stock will also vest upon a change in control of the Company. See “Change in Control Benefits” below.

The number of shares of restricted stock granted was determined by reference to the market price of our Common Stock on the date of grant. The following table shows the restricted stock granted to each of the Company’s Named Executive Officers on August 12, 2013:

Name	Shares of Restricted Stock
Steven R. Rowley	11,160
D. Craig Kesler	2,790
Gerald J. Essl	9,486
David B. Powers	8,928
James H. Graass	5,580

In May 2014, the Compensation Committee certified that the Company’s 16.75% average return on equity for the ten years ended March 31, 2014 satisfied the Company performance goal. The Committee then had the opportunity to exercise negative discretion based on a grantee’s achievement of individual goals that had been previously established by the Committee. No such negative discretion was exercised by the Committee with respect to the Named Executive Officers, who earned 100% of the restricted stock award. One-fifth of the earned shares vested promptly after such determination date, and the remaining four-fifths will vest ratably on March 31 of 2015, 2016, 2017 and 2018.

Stock Option Grant

Also effective August 12, 2013, the Compensation Committee approved stock option awards under the Incentive Plan to a group of its key employees, including its Named Executive Officers. The awards are comprised of stock options which vest ratably over three years on August 12, 2014; August 12, 2015; and August 12, 2016 (in each case assuming continued service through such dates). The Compensation Committee believes that including time-vesting options as part of the long-term compensation is consistent with competitive pay practices, preserves the Company’s compensation philosophy that a significant portion of an executive’s pay should be at risk, while at the same time creating a strong incentive for management to grow the Company.

The terms and conditions of the stock options are substantially the same as the stock option grants in fiscal 2013. As in the case of prior equity awards, the stock options will also vest upon a change in control of the Company. See “Change in Control Benefits” below. In accordance with the terms of the Incentive Plan, the exercise price of the stock options is the closing price of the Company’s Common Stock on the date of grant, August 12, 2013 ($67.21).

The number of option shares granted to our Named Executive Officers was determined by valuing the options on the date of grant using the Black-Scholes method. The following table shows the stock options granted to each of the Named Executive Officers on August 12, 2013:

Name	Number of Stock Options
Steven R. Rowley	86,411
D. Craig Kesler	21,603
Gerald J. Essl	8,161
David B. Powers	7,681
James H. Graass	14,402

Profit Sharing and Retirement Plan

Each of the Named Executive Officers is a participant in our Profit Sharing and Retirement Plan, which we refer to as our “PSRP.” The PSRP is a qualified defined contribution plan covering substantially all salaried employees of the Company and our subsidiaries. Participants in this plan may elect to make pre-tax contributions of up to 70% of their base salary subject to the limit under Internal Revenue Code Section 402(g) (currently $17,500), employee after-tax contributions of up to 10% of base salary and, if the participant is at least age 50, “catch-up contributions” up to the statutory limit under Internal Revenue Code Section 414(v) (currently $5,500). In addition, the PSRP provides for a discretionary employer profit sharing contribution that is a percentage of base salary for the year. Participants are fully vested to the extent of their pre-tax and after-tax contributions and become vested in the employer profit sharing contribution over a six-year period (i.e., 20% per year beginning with the second year of service). All of the Named Executive Officers have been employed by the Company or our affiliates long enough to be fully vested. Participants are entitled to direct the investment of contributions made to the PSRP on their behalf in various investment funds, including up to 15% in an Eagle Common Stock fund. Such amounts are payable upon a participant’s termination of employment, disability or death in the form of a lump sum, installments or direct rollover to an eligible retirement plan, as elected by the participant. At the participant’s election, amounts invested in the Common Stock fund are distributable in shares of our Common Stock. Employer profit sharing contributions made to the PSRP on behalf of our Named Executive Officers in fiscal 2014 are reflected in the Summary Compensation Table located on page 34 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 40 of this proxy statement.

SERP

In fiscal 1995, the Board approved our Supplemental Executive Retirement Program, which we will refer to as our “SERP,” for certain employees participating in the PSRP. Internal Revenue Code Section 401(a)(17) limits the amount of annual compensation ($255,000 for the year covered by this proxy statement) that may be considered in determining our contribution to the PSRP for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive as a result of such limit by making a contribution for each participant in an amount substantially equal to the additional employer profit sharing contribution that he or she would have received under the PSRP had 100% of his or her base salary been eligible for a profit sharing contribution. As in the case of the PSRP, annual incentive bonuses paid to participants are not included when determining the amount of contributions to the SERP. The Compensation Committee believes that the SERP therefore allows us to confer the full intended benefit of the employer profit sharing contribution under the PSRP without the arbitrary limitation of the Internal Revenue Code rules noted above. Contributions accrued under the SERP for the benefit of the higher-salaried employees vest under the same terms and conditions as under the PSRP (i.e., over a six-year period) and may be invested by the participant in several of the same investment options as offered under the PSRP. Benefits under the SERP are payable upon the participant’s termination of employment in a lump sum or installments as elected by the participant in accordance with the terms of the SERP, subject to the six month delay in payment for key employees under Internal Revenue Code Section 409A to the extent applicable. As with the PSRP, all of the Named Executive Officers have been employed by the Company or our affiliates long enough to be fully vested. Employer contributions to the SERP of our Named Executive Officers in fiscal 2014 are reflected in the Summary Compensation Table located on page 34 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 40 of this proxy statement.

Salary Continuation Plan

The Named Executive Officers, along with other officers and key employees, are participants in our Salary Continuation Plan, which we refer to as the “SCP.” Under this plan, in the event of the death of a participating employee, we will pay such employee’s beneficiaries one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have reached normal Social Security retirement age, subject to a maximum amount of $1.5 million. Payments are made to the employee’s beneficiary on a semi-monthly basis. The purpose of the plan is to provide some financial security for the families of the participating employees, which assists the Company in attracting and retaining key employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries. To cover these potential obligations, we pay the premiums on life insurance policies covering the life of each participating employee. Such policies are owned by the Company and proceeds from such policies would be initially paid to the Company. Premiums paid on policies covering our Named Executive Officers in fiscal 2014 are reflected in the Summary Compensation Table located on page 34 of this proxy statement. Amounts potentially payable to the beneficiaries of our Named Executive Officers pursuant to the SCP are described in “Potential Payments Upon Termination or Change in Control” beginning on page 41 of this proxy statement.

Change in Control Benefits

Awards under our Incentive Plan are generally subject to accelerated vesting, without regard to whether any applicable performance criteria have been or will be satisfied, upon the occurrence of a “change in control” as defined in the applicable award agreement. Under the award agreements or incentive program documents, a “change in control” is defined as (i) the acquisition by any person or entity of 50% or more of the outstanding shares of any single class of our Common Stock or 40% or more of outstanding shares of all classes of our Common Stock; (ii) a change in the composition of our Board such that the current members of the Board cease to constitute a majority of the Board; or (iii) the consummation of a merger, dissolution, asset disposition, consolidation or share exchange, unless (1) more than 50% of the stock following such transaction is owned by persons or entities who were stockholders of the Company prior to such transaction, (2) following such transaction, no person or entity owns 40% or more of the common stock of the corporation resulting from such transaction, and (3) at least a majority of the members of the resulting corporation’s board of directors were members of our Board. If a change in control occurs, any unvested outstanding stock options, restricted stock, restricted stock units or cash awards would generally become immediately fully vested, and, in the case of stock options, exercisable or, the case of restricted stock, RSUs or cash awards, payable, in each case without regard to whether any applicable performance criteria have been or will be satisfied. See “Potential Payments Upon Termination or Change in Control” beginning on page 41 of this proxy statement. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program. For example, the equity vesting provides employees with the same opportunities as stockholders, who are generally free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

Stock Ownership Guidelines

In order to align the interests of the Named Executive Officers with our stockholders, and to promote a long-term focus for the officers, the Board of Directors has adopted executive stock ownership guidelines for the officers of the Company and our subsidiaries.

The guidelines for the Named Executive Officers are expressed as a multiple of base salary as set forth below (with actual ownership reflected as of the record date for the annual meeting):

Name	Multiple of Salary Ownership Guidelines	Number of Shares of Common Stock(1)	Actual Ownership(2)

Steven R. Rowley	5X	83,400	168,269
D. Craig Kesler	3X	26,900	59,906
Gerald J. Essl	3X	22,200	48,501
David B. Powers	3X	22,200	50,017
James H. Graass	3X	22,200	61,486

(1)	Our stock ownership guidelines for executives are expressed as a number of shares of our Common Stock. The number of shares is determined by multiplying the executive’s annual base salary on the date the executive becomes subject to the stock ownership guidelines by the applicable multiple and then dividing the product by the closing price of our Common Stock on the NYSE on the date the executive becomes subject to the policy. The amount is then rounded to the nearest 100 shares.

(2)	Types of ownership counted toward the guidelines include the following:

•	Stock holdings in our PSRP;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member residing in the same household; and

•	Shares represented by restricted stock.

Once established, a participant’s ownership requirement generally does not change as a result of changes in his or her compensation or fluctuations in the price of our Common Stock but could change in the event of a promotion. Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of the Named Executive Officers, all of the Named Executive Officers have already achieved their stock ownership goal.

Limitations on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.

Our Incentive Plan has been approved by our stockholders and Compensation Committee and otherwise meets the requirements for performance-based compensation under Internal Revenue Code Section 162(m). The Eagle Annual Incentive Program is adopted under the structure of our Incentive Plan and is subject to the terms and conditions of that plan, including the requirements for performance-based compensation. The Compensation Committee generally seeks whenever possible to structure annual incentive and long-term incentive compensation awards, such as stock option and restricted stock grants under our Incentive Plan, in a manner that satisfies the Section 162(m) requirements, but reserves the right to award nondeductible compensation as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all fiscal 2012, 2013 and 2014 compensation earned by or paid to our Named Executive Officers, who consist of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at fiscal year-end.

Name and Principal Position	Fiscal Year Ended March 31,	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compensa- tion(5) ($)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation(6) ($)	Total ($)

Steven R. Rowley,	2014	$885,000	–	$ 750,000	$ 2,250,000	$ 1,080,460	–	$ 93,149	$ 5,058,609
President and Chief Executive Officer	2013 2012	860,000 860,000	$281,869 –	520,000 2,850,000	1,560,000 950,000	1,238,131 334,130	– –	125,656 88,546	4,585,656 5,082,676

D. Craig Kesler,	2014	330,000	–	187,500	562,500	432,184	–	37,524	1,549,708
Executive Vice President – Finance and Administration & CFO	2013 2012	300,000 275,000	50,000 –	138,750 825,000	416,250 275,000	426,002 133,652	– –	43,844 30,627	1,374,846 1,539,279

Gerald J. Essl,	2014	375,000	–	637,500	212,500	425,246	–	38,334	1,688,580
Executive Vice President – Cement/Aggregates and Concrete	2013 2012	350,000 350,000	100,000 –	150,000 918,750	450,000 306,250	408,402 212,693	– –	49,815 35,296	1,508,217 1,822,989

David B. Powers,	2014	375,000	–	600,000	200,000	484,364	–	38,613	1,697,977
Executive Vice President – Gypsum	2013 2012	350,000 350,000	– 48,000	150,000 918,750	450,000 306,250	463,921 26,208	– –	46,603 33,563	1,460,524 1,682,771

James H. Graass,	2014	365,000	–	375,000	375,000	432,184	–	40,291	1,587,475
Executive Vice President, General Counsel and Secretary	2013 2012	350,000 350,000	50,000 –	138,750 862,500	416,250 287,500	426,002 133,952	– –	48,895 35,688	1,429,897 1,669,340

(1)	Includes amounts deferred on a pre-tax or after-tax basis at the election of the executive under our PSRP, which is described in greater detail under “Profit Sharing and Retirement Plan” on page 31 of this proxy statement.

(2)	The amounts in this column represent payments to the Named Executive Officer under the Company’s Special Situation Program for the applicable fiscal year.

(3)	The amounts in this column reflect the value of restricted stock awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2014 included in the Fiscal 2014 Form 10-K; (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K; and (c) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2012 included in the Fiscal 2012
Form 10 - K.

(4)	The amounts in this column reflect the value of option awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2014 included in the Fiscal 2014 Form 10-K; (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K; and (c) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2012 included in the Fiscal 2012 Form 10-K.

(5)	The amounts in this column represent payments to the Named Executive Officer under the applicable annual incentive compensation program for the applicable fiscal year. For fiscal 2013, the amounts also include awards to the Named Executive Officer under the Eagle Materials Inc. Long-Term Cash Compensation Program for Fiscal 2013. The amounts in this column do not reflect any dividend equivalent units which are accrued by or paid to holders of our RSUs at any time we pay a cash dividend on our Common Stock (see footnote 6 below).

(6)	The amounts shown in this column represent: (1) Company profit sharing contributions to the account of the Named Executive Officer under our PSRP; (2) Company contributions to the account of the Named Executive Officer under our SERP; (3) premium costs to the Company of life insurance policies obtained by the Company in connection with our SCP; (4) wellness awards; and (5) dividend equivalent RSUs. The PSRP is described in greater detail under “Profit Sharing and Retirement Plan” on page 31 of this proxy statement. During fiscal 2014, the Named Executive Officers each received $25,500 in employer profit sharing contributions with respect to the PSRP. The SERP is described in greater detail under “SERP” on page 31 of this proxy statement. During fiscal 2014, the Named Executive Officers received the following employer contributions with respect to the SERP: Mr. Rowley – $62,375; Mr. Kesler – $6,750; Mr. Essl – $11,375; Mr. Powers – $11,375; and Mr. Graass – $10,625. The SCP is described in greater detail under “Salary Continuation Plan” on page 32 of this proxy statement. During fiscal 2014, the Company paid premium costs in the following amounts for life insurance policies obtained under the SCP with respect to the Named Executive Officers: Mr. Rowley – $5,274; Mr. Kesler – $5,274; Mr. Essl – $1,459; Mr. Powers – $1,738; and Mr. Graass – $4,166. For fiscal 2013 and 2012, the amounts in this column also include the value of Common Stock paid during such fiscal year for dividend equivalent units. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. The value of the dividend equivalent units is not reflected in the “Stock Awards” column.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made during fiscal 2014 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of	Grant Date Fair Value
		Thresh-		Maxi-	Thresh-			Option	of Stock
	Grant	old	Target	mum	old	Target	Maximum	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/sh)	Awards(1)

Steven R. Rowley	5/16/13 8/12/13	– –	$1,080,460(2) –	– –	– –	– –	– 86,411(3)	– $ 67.21	– $ 2,250,000
	8/12/13	–	–	–	–	–	11,160(4)	–	750,000

D. Craig Kesler	5/16/13 8/12/13	– –	432,184(2) –	– –	– –	– –	– 21,603(3)	– 67.21	– 562,500
	8/12/13	–	–	–	–	–	2,790(4)	–	187,500

Gerald J. Essl	5/16/13 8/12/13	– –	425,246(2) –	– –	– –	– –	– 8,161(3)	– 67.21	– 212,500
	8/12/13	–	–	–	–	–	9,486(4)	–	637,500

David B. Powers	5/16/13 8/12/13	– –	526,482(2) –	– –	– –	– –	– 7,681(3)	– 67.21	– 200,000
	8/12/13	–	–	–	–	–	8,928(4)	–	600,000

James H. Graass	5/16/13 8/12/13	– –	432,184(2) –	– –	– –	– –	– 14,402(3)	– 67.21	– 375,000
	8/12/13	–	–	–	–	–	5,580(4)	–	375,000

(1)	The amounts included in this column reflect the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2014 included in the Fiscal 2014 Form 10-K.

(2)	These amounts represent the maximum annual incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Annual Incentive Program or the Divisional Annual Incentive Bonus Programs, as applicable, for fiscal year 2014. There are no thresholds or maximums for these awards—they are merely a function of multiplying the pre-determined percentage by the operating earnings for the fiscal year. The actual pay-outs to the Named Executive Officers were as follows: Mr. Rowley – $1,080,460; Mr. Kesler – $432,184; Mr. Essl – $425,246; Mr. Powers – $484,364; and Mr. Graass – $432,184. These incentive programs are described in greater detail under “Annual Incentive Bonus” beginning on page 25 of this proxy statement.

(3)	These amounts represent grants of stock options to purchase shares of Common Stock made on August 12, 2013 under our Incentive Plan. One-third of the stock options will vest on August 12, 2014; one-third will vest on August 12, 2015; and one-third will vest on August 12, 2016. These stock options are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2014 Grants” beginning on page 30 of this proxy statement.

(4)	These amounts represent grants of restricted stock made on August 12, 2014 under our Incentive Plan. The vesting of the restricted stock was subject to performance vesting criteria. One-fifth of the earned restricted stock vested on May 8, 2014; one-fifth will vest on March 31, 2015; one-fifth will vest on March 31, 2016; one-fifth will vest on March 31, 2017; and one-fifth will vest on March 31, 2018. These restricted stock grants are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2014 Grants” beginning on page 30 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding at the end of fiscal 2014 for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Steven R. Rowley	14,755	–	–	$ 62.830	05/09/2016	33,333(2)	$ 2,955,304	11,160(3)	$ 989,446
	–	–	500,000	47.530	06/20/2014	41,409(4)	3,671,322	–	–
	33,232	–	–	30.735	05/18/2020	9,261(5)	821,080	–	–
	59,080	29,540(6)	–	27.530	06/27/2021	–	–	–	–
	40,206	80,412(7)	–	33.690	06/19/2022	–	–	–	–
	–	86,411(8)	–	67.210	08/12/2023	–	–	–	–

D. Craig Kesler	–	–	35,000	47.530	06/20/2014	11,667(2)	1,034,396	2,790(3)	247,361
	17,102	8,551(6)	–	27.530	06/27/2021	11,986(4)	1,062,679	–	–
	10,728	21,456(7)	–	33.690	06/19/2022	2,471(5)	219,079	–	–
	–	21,603(8)	–	67.210	08/12/2023	2,000(9)	177,320	–	–

Gerald J. Essl	–	–	87,000	47.530	06/20/2014	11,667(2)	1,034,396	9,486(3)	841,029
	–	9,523(6)	–	27.530	06/27/2021	13,348(4)	1,183,434	–	–
	–	23,196(7)	–	33.690	06/19/2022	2,671(5)	236,811	–	–
	–	8,161(8)	–	67.210	08/12/2023	–	–	–	–

David B. Powers	–	–	122,000	47.530	06/20/2014	11,667(2)	1,034,396	8,928(3)	791,556
	–	9,523(6)	–	27.530	06/27/2021	13,348(4)	1,183,434	–	–
	11,598	23,196(7)	–	33.690	06/19/2022	2,671(5)	236,811	–	–
	–	7,681(8)	–	67.210	08/12/2023	–	–	–	–

James H. Graass	–	–	122,000	47.530	06/20/2014	11,667(2)	1,034,396	5,580(3)	494,723
	9,576	–	–	30.735	05/18/2020	12,532(4)	1,111,087	–	–
	17,880	8,940(6)	–	27.530	06/27/2021	2,471(5)	219,079	–	–
	10,728	21,456(7)	–	33.690	06/19/2022	–	–	–	–
	–	14,402(8)	–	67.210	08/12/2023	–	–	–	–

(1)	Based on the closing price per share of Common Stock on the NYSE on March 31, 2014 ($88.66).

(2)	Represents restricted stock granted on May 18, 2010 under our Incentive Plan. Restrictions will lapse upon the Named Executive Officer meeting the requirements of retirement, as defined in the award agreement.

(3)	Represents restricted stock granted on August 12, 2013 under our Incentive Plan. The Compensation Committee determined in May 2014 (i.e., after the end of fiscal 2014) that 100% of such stock was earned. One-fifth of the earned restricted shares was paid to the Named Executive Officer on May 8, 2014. Restrictions will lapse on the remaining four-fifths of the restricted shares on March 31, 2015; March 31, 2016; March 31, 2017; and March 31, 2018.

(4)	Represents restricted stock granted on June 27, 2011 under our Incentive Plan. Restrictions will lapse ratably on the remaining restricted shares on March 31, 2015; and March 31, 2016.

(5)	Represents restricted stock granted on June 19, 2012 under our Incentive Plan. Restrictions will lapse ratably on the remaining restricted shares on March 31, 2015; March 31, 2016; and March 31, 2017.

(6)	Represents stock options granted on June 27, 2011 under our Incentive Plan. The options vest ratably over 3 years.

(7)	Represents stock options granted on June 19, 2012 under our Incentive Plan. The options vest ratably over 3 years.

(8)	Represents stock options granted on August 12, 2013 under our Incentive Plan. The options vest ratably over 3 years.

(9)	Represents the remaining unvested shares under a restricted stock grant of 10,000 shares made to Mr. Kesler in connection with his promotion to Chief Financial Officer on August 21, 2009 under our Incentive Plan. The remaining shares will vest as follows: 2,000 on August 21, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock during fiscal 2014 for each of our Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting(1) (#)	Vesting(2) ($)
Steven R. Rowley	197,000	$ 8,944,282	26,879	$ 2,301,265

D. Craig Kesler	10,167	388,676	9,642	788,399

Gerald J. Essl	48,019	2,115,448	8,457	725,194

David B. Powers	42,960	2,165,783	8,457	725,194

James H. Graass	3,354	73,453	7,914	678,771

(1)	All of the amounts in this column represent shares of Common Stock received by the Named Executive Officer in connection with the lapsing of restrictions on restricted stock previously granted to the Named Executive Officers.

(2)	The amount in this column represents the dollar amount realized by the Named Executive Officer valued at the time of the vesting of such shares.

Nonqualified Deferred Compensation

In FY 2014

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven R. Rowley	–	$62,375	$ 226,147	–	$1,254,198

D. Craig Kesler	–	6,750	1,670	–	15,971

Gerald J. Essl	–	11,375	8,450	–	349,151

David B. Powers	–	11,375	19,048	–	124,426

James H. Graass	–	10,625	23,206	–	157,961

(1)	The amounts in this column represent contributions made by the Company for the account of the Named Executive Officers during fiscal 2014 under our SERP. The SERP is an unfunded, non-qualified plan for certain executives of the Company. Under the SERP, the Company makes contributions to the account of the executive in an amount substantially equal to the additional contributions he would have received under the PSRP had 100% of his annual salary been eligible for a profit sharing contribution. The SERP is described in greater detail under “SERP” on page 31 of this proxy statement. The amounts in this column are reflected in the “All Other Compensation” column of the Summary Compensation Table located on page 34.
(2)	The Company also maintains the Eagle Materials Inc. Deferred Compensation Plan. Under this Deferred Compensation Plan, eligible executives were allowed to defer the receipt of a portion of their salary or annual bonus for fiscal 2001, up to 75% of such amounts. For fiscal years after fiscal 2001, the Deferred Compensation Plan was closed to additional employee deferrals. Amounts under the Deferred Compensation Plan are payable at a date certain or upon the participant’s termination of employment, disability or death in the form of a lump sum or installments as elected pursuant to the terms of the plan. Such amounts are not subject to the six month delay applicable to key employees under Internal Revenue Code Section 409A. The earnings in this column reflect earnings or losses on balances in the Named Executive Officer’s SERP account and Deferred Compensation Plan account. A Named Executive Officer may designate how his account balances are to be invested by selecting among the investment options available under our PSRP, with the exception of the Common Stock fund. Because these earnings are not “above market,” they are not included in the Summary Compensation Table on page 34 of this proxy statement. The table below shows the investment options available under our PSRP (other than the Common Stock fund) and the annual rate of return for the 12 month period ended March 31, 2014, as reported to us by the administrator of the plan.

Fund	Rate of Return
ABF Large Cap Value	24.83%
CBA Aggressive Growth I	32.74%
Mainstay Large Cap Growth	23.49%
Spartan 500 Index Fund	21.8%
Fidelity Low Price Stock Fund	24.14%
JP Morgan Midcap Growth Fund	33.05%
Spartan Extended Market Index Fund	25.60%
ABF Small Cap Value PA	25.22%
Baron Small Cap Fund	21.47%
Harbor International Adm	15.33%
Spartan International Index Adv	17.62%
Fidelity Freedom 2000 Fund	4.06%
Fidelity Freedom 2010 Fund	8.31%
Fidelity Freedom 2020 Fund	9.83%
Fidelity Freedom 2030 Fund	13.08%
Fidelity Freedom 2040 Fund	15.08%
Fidelity Freedom Income Fund	3.95%
Fidelity Managed Income Portfolio	0.91%
Spartan US Bond Index	(0.36%)
Vanguard Inflation Protected Securities Fund	(6.7%)
Fidelity Retirement Money Market	0.01%

(3)	The amounts in this column represent the sum of: (i) the balance in the Named Executive Officer’s account under the SERP; and (ii) the balance in the Named Executive Officer’s account under the Company’s Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under current compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination or in the event of death or disability and change in control is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 31, 2014, and are therefore estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of our Common Stock and the executive’s age.

Payments Made Upon Any Termination

Deferred Compensation. The amounts shown in the table below do not include distribution of plan balances under our Deferred Compensation Plan or SERP. These balances are shown in the Nonqualified Deferred Compensation in FY 2014 Table on page 40 of this proxy statement.

Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officer to any payments that are not available to salaried employees generally, except for benefits payable to the beneficiaries of the Named Executive Officers in the event of termination due to death under our Salary Continuation Plan. A description of our Salary Continuation Plan is set forth under “Salary Continuation Plan” on page 32 of this proxy statement.

Accrued Pay and Profit Sharing Plan Benefits. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or relate to equity grants that have already vested. These include:

•	accrued salary pay through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received under the Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•	restricted stock grants or restricted stock unit grants received under the Incentive Plan which have already vested prior to the date of termination (subject to the terms of the applicable Restricted Stock or Restricted Stock Unit Agreement); and

•	unused accrued vacation pay.

Type of Payment	Involuntary Termination or Voluntary Termination (non Change in Control) ($)	Death or Disability ($)	Change in Control(1) ($)
Steven R. Rowley
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	–	–	$ 28,644,544(2)
Restricted Stock Award
Unvested and Accelerated Awards	–	–	8,437,152(3)

Benefits
Salary Continuation Plan Payments	–	$ 1,500,000(4)	–

ROWLEY TOTAL	–	1,500,000	37,081,696

Type of Payment	Involuntary Termination or Voluntary Termination (non Change in Control) ($)	Death or Disability ($)	Change in Control(1) ($)
D. Craig Kesler
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	–	–	$ 3,605,093(2)
Restricted Stock Award
Unvested and Accelerated Awards	–	–	2,740,835(3)

Benefits
Salary Continuation Plan Payments	–	$ 1,500,000(4)	–

KESLER TOTAL	–	1,500,000	6,345,928

Gerald J. Essl
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	–	–	5,610,589(2)
Restricted Stock Award
Unvested and Accelerated Awards	–	–	3,295,670(3)

Benefits
Salary Continuation Plan Payments	–	562,500(4)	–

ESSL TOTAL	–	562,500	8,906,259

David B. Powers
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	–	–	7,039,843(2)
Restricted Stock Award
Unvested and Accelerated Awards	–	–	3,246,197(3)

Benefits
Salary Continuation Plan Payments	–	562,500(4)	–

POWERS TOTAL	–	562,500	10,286,040

James H. Graass
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	–	–	7,052,721(2)
Restricted Stock Award
Unvested and Accelerated Awards	–	–	2,859,285(3)

Benefits
Salary Continuation Plan Payments	–	1,500,000(4)	–

GRAASS TOTAL	–	1,500,000	9,912,006

AGGREGATE TOTAL FOR NAMED EXECUTIVE OFFICERS	–	5,625,000	72,531,929

(1)	The definition of “Change in Control” is described under “Change in Control Benefits” on page 32 of this proxy statement.

(2)	Represents the dollar value of the unexercisable stock options that are accelerated because of a change in control based on the amount, if any, that the closing price of our Common Stock on March 31, 2014 ($88.66) exceeds the exercise price of the stock option. Note that the stated dollar value includes the following hypothetical values at March 31, 2014 of the June 2007 performance-based stock option grant that expired unvested and unexercised on June 20, 2014 for failure to meet the performance criteria: Mr. Rowley—$20,565,000; Mr. Kesler—$1,439,550; Mr. Essl—$3,578,310; Mr. Powers—$5,017,860; and Mr. Graass—$5,017,860.

(3)	Represents the dollar value of the restricted stock for which restrictions will lapse upon a change in control based on the closing price of our Common Stock on March 31, 2014 ($88.66).

(4)	Under the terms of our SCP, in the event of a Named Executive Officer’s death while employed by the Company, such Named Executive Officer’s beneficiaries would receive the following payments, which would be paid from the proceeds of a life insurance policy purchased by the Company covering such Named Executive Officer (calculated based on fiscal 2014 salaries):

a.	Rowley – $885,000 in a lump sum payment plus $442,500 per year until the beneficiaries have received a total of $1,500,000 in payments.

b.	Kesler – $330,000 in a lump sum payment plus $165,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

c.	Essl – $375,000 in a lump sum payment plus $187,500 per year until the date Mr. Essl would have reached 66.

d.	Powers – $375,000 in a lump sum payment plus $187,500 per year until the date Mr. Powers would have reached 66.

e.	Graass – $365,000 in a lump sum payment plus $182,500 per year until the beneficiaries have received a total of $1,500,000 in payments.

STOCK OWNERSHIP

Management

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting by: (a) each director, (b) each of our current executive officers and (c) by all directors and executive officers of the Company as a group (15 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

Amount and Nature of Beneficial Ownership (1)
	Number of Shares Beneficially Owned(2)	Percentage of Common Stock
F. William Barnett	117,594	*

Ed H. Bowman	8,053	*

Robert L. Clarke(3)	157,616	*

William R. Devlin(4)(5)	59,432	*

Martin M. Ellen	3,440	*

Gerald J. Essl(6)	48,501	*

James H. Graass(7)	99,670	*

Laurence E. Hirsch(8)	1,303,897	2.6%

D. Craig Kesler(5) (9)	87,736	*

Michael R. Nicolais(10)	48,796	*

David B. Powers	61,615	*

David W. Quinn	60,246	*

Steven R. Rowley(11)	315,542	*

Richard R. Stewart(12)	21,441	*

Robert S. Stewart(5)	48,773	*

All current directors, nominees and executive officers as a group (15 persons)	2,442,352	4.8%

* Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(2)	Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options awarded under our Incentive Plan: Mr. Barnett – 113,536 shares; Mr. Bowman – 4,897 shares; Mr. Clarke – 106,995 shares; Mr. Devlin – 14,699 shares; Mr. Ellen – 2,161 shares; Mr. Graass – 38,184 shares; Mr. Hirsch – 126,730 shares; Mr. Kesler – 27,830 shares; Mr. Nicolais – 31,470 shares; Mr. Powers – 11,598 shares; Mr. Quinn – 30,058 shares; Mr. Rowley – 147,273 shares; and Mr. Richard Stewart – 13,049 shares; and all directors and executive officers of the Company as a group (15 persons) – 668,480 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of May 15, 2014, pursuant to the Common Stock fund of the PSRP, as follows: Mr. Devlin – 1,635 shares; Mr. Graass – 769 shares; Mr. Kesler – 1,436 shares; Mr. Powers – 1,455 shares; Mr. Rowley – 2,294 shares; and all directors and executive officers of the Company as a group (15 persons) – 7,589 shares. These amounts do not include the RSUs previously granted to the non-employee directors (including dividend equivalent units accrued since the date of grant) disclosed in the table on page 11 of this proxy statement.

(3)	Includes 38,111 shares pledged as collateral for a loan. Also includes 805 shares of Common Stock owned by Mr. Clarke’s wife.

(4)	Includes 1,200 shares of Common Stock held in Mr. Devlin’s IRA.

(5)	Includes 2,000 shares of Common Stock representing the remaining unvested shares under a restricted stock award originally made to the executive on August 21, 2009.

(6)	Includes 7,000 shares of Common Stock held in trust for Mr. Essl’s son.

(7)	Includes 543 shares of Common Stock held in Mr. Graass’s IRA.

(8)	Includes 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 1, Ltd.; and 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 2, Ltd., with respect to which Mr. Hirsch disclaims beneficial ownership. Also includes 868 shares of restricted stock that do not have voting rights while restricted.

(9)	Also includes 160 shares of Common Stock held in Mr. Kesler’s IRA.

(10)	Includes (a) 1,386 shares of Common Stock owned by Mr. Nicolais’s wife; (b) 1,550 shares of Common Stock owned by the profit sharing plan of Mr. Nicolais’s employer; (c) 3,500 shares of Common Stock held in Mr. Nicolais’s IRA; (d) 555 shares of Common Stock held in trust (Mr. Nicolais’s wife is trustee) for their daughter; and (e) 555 shares of Common Stock held in trust (Mr. Nicolais’s wife is trustee) for their son. Mr. Nicolais has disclaimed beneficial ownership of the shares of Common Stock held in trust.

(11)	Includes 1,929 shares held in Mr. Rowley’s IRA.

(12)	Includes 7,000 shares owned by Stewart Family Trust.

Certain Beneficial Owners

The table below provides information regarding the only persons we know of who are the beneficial owners of more than five percent of our Common Stock. The number of shares of Common Stock shown in the table as beneficially owned by each person as of the most recent practicable date, which is generally the date as of which information is provided in the most recent beneficial ownership report filed by such person with the SEC. The percentage of our Common Stock shown in the table as owned by each person is calculated in accordance with applicable SEC rules based on the number of outstanding shares of Common Stock as of June 9, 2014, the record date for our annual meeting of stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
FMR LLC (1)
245 Summer Street	3,646,048	7.3%
Boston, MA 02210

BlackRock, Inc. (2)
40 East 52nd Street	3,363,042	6.7%
New York, NY 10022

Marketfield Asset Management LLC (3)
292 Madison Avenue, 14th Floor	2,760,597	5.5%
New York, NY 10017

The Vanguard Group (4)
100 Vanguard Blvd.	2,599,605	5.2%
Malvern, PA 19355

(1)	Based solely on the information contained in a Schedule 13G filed with the SEC on February 14, 2014. Of the shares reported in the Schedule 13G, FMR LLC has sole voting power with respect to 699,885 shares and sole dispositive power with respect to 3,646,048 shares.

(2)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on January 29, 2014. Of the shares reported in the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 3,186,597 shares and sole dispositive power with respect to 3,363,042 shares.

(3)	Based solely on the information contained in a Schedule 13G filed with the SEC on February 14, 2014. Of the shares reported in the Schedule 13G, Marketfield Asset Management LLC has (i) sole voting power and dispositive with respect to 108,482 shares; and (ii) shared voting power and shared dispositive power with respect to 2,652,115 shares.

(4)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2014. Of the shares reported in the Schedule 13G/A, The Vanguard Group has (i) sole voting power with respect to 30,979 shares; (ii) sole dispositive power with respect to 2,571,726 shares; and (iii) shared dispositive power with respect to 27,879 shares.

Related Party Transactions

Our code of conduct adopted by the Board, which we refer to as “Eagle Ethics,” includes provisions addressing conflicts of interest which arise when a director, officer, or employee has an interest in a transaction in which the Company is a participant. Eagle Ethics defines a conflict of interest as an activity, investment or association that interferes or might appear to interfere with the judgment or objectivity of an officer or employee in performing his or her job in the best interests of the Company and our shareholders.

Under Eagle Ethics, officers or employees are encouraged to consult with their supervisors regarding any matter that may involve a conflict of interest. In addition, Eagle Ethics requires that prior approval of the supervisor of an officer or employee, the president of the Eagle business unit in which such officer or employee is employed, and the Company’s general counsel before: (1) obtaining an ownership interest in, or position with, an Eagle supplier, contractor, customer or competitor, subject to certain exceptions relating to the ownership of publicly traded securities; (2) employing any relatives where there is either a direct or indirect reporting relationship or a substantial amount of interaction between the relatives on the job; or (3) establishing a business relationship between Eagle and a company in which the officer or employee or his or her relative has an ownership interest or holds a position.

In addition to the above policies included in Eagle Ethics, we have implemented certain informal processes in connection with transactions with related persons. For example, the Company’s legal staff is primarily responsible for the development of processes to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in the transaction. In addition, all of our employees, executive officers and directors are required to disclose any conflicts of interest in an annual certification reviewed by our Legal Department. After disclosure, some conflicts of interest may be resolved through implementing appropriate controls for our protection. Depending on the identity of the officer or employee involved in a transaction creating a potential conflict of interest, the conflict of interest may be resolved by the Company’s legal staff or may be referred to the Audit Committee. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. Such consent may be subject to appropriate controls intended to ensure that transaction as implemented is not adverse to the Company. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is disclosed to the Chair of the Audit Committee of the Board for review and disposition. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the annual proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of the copies of such forms we received with respect to fiscal 2014 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2014 applicable to such persons, except that Mr. Clarke filed a late Form 4 to report the purchase during fiscal 2014 of an aggregate of 5 shares of Common Stock pursuant to a broker-administered dividend reinvestment program associated with his wife’s IRAs that had inadvertently been omitted from prior filings.

Code of Conduct

The Company’s code of conduct, Eagle Ethics, applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the Board of Directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions. The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Eagle Ethics” under the heading “Code of Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.

PROPOSAL NO. 2:   ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes our business objectives and serves to motivate, attract and retain executive talent.

We urge stockholders to read our “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and programs operate.

We are seeking stockholder approval of the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved by the stockholders of the Company on an advisory basis.

Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the non-binding advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL NO. 3:   APPROVAL OF EXPECTED APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2014, and the Audit Committee expects to appoint Ernst & Young as our independent auditors for fiscal year 2015 if its proposal for audit services is satisfactory.

We believe the approval of this expected appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not support the expected appointment, our Audit Committee will consider that fact when determining whether or not to retain Ernst & Young, but still may elect to retain them. Even if the expected appointment is approved, the Audit Committee, in its discretion, may elect not to proceed with the appointment. Once it has appointed an auditor, our Audit Committee may elect to change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

Recommendation of the Board

Our board unanimously recommends a vote “for” the approval of the expected appointment of Ernst & Young as the Company’s auditors for the fiscal year ending March 31, 2015.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, which we refer to as Ernst & Young, audited the Company’s financial statements for the fiscal years ended March 31, 2012, 2013 and 2014.

Ernst & Young reports directly to our Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2014 and 2013, all of which services have been approved by the Audit Committee:

Fiscal Year Ended March 31,	Audit Fees (1)	Audit Related Fees	Tax Fees	All Other Fees	Total
2014	$856,960	$ 15,000	–	–	$871,960

2013	1,245,700	15,000	–	–	1,260,700

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles. For fiscal 2013, the amount also includes additional work conducted in connection with the Company’s acquisition of assets from Lafarge North America.

AUDIT COMMITTEE REPORT

To the Board of Directors of Eagle Materials Inc.:

We have reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young, as appropriate, (1) the audited financial statements of Eagle Materials Inc. as of and for the fiscal year ended March 31, 2014, and (2) management’s report on internal control over financial reporting and the independent registered accounting firm’s related opinions.

We have discussed with the independent registered public accounting firm the required communications specified by auditing standards, together with guidelines established by the SEC and the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence and have discussed with Ernst & Young the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Annual Report of Eagle Materials Inc. on Form 10-K for the fiscal year ended March 31, 2014.

Audit Committee

David W. Quinn, Chairman

Ed H. Bowman

Robert L. Clarke

Martin M. Ellen

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

Our Board of Directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Next year’s annual meeting of stockholders is scheduled to be held on August 6, 2015. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 20, 2015.

For any proposal that is not submitted for inclusion in our proxy material for the 2015 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before May 9, 2015, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2015 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 8, 2015 and ending May 9, 2015, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.

FORM 10-K

Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors

JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 20, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

EAGLE MATERIALS INC. 3811 TURTLE CREEK BLVD. SUITE 1100 DALLAS, TX 75219

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors		For	Against	Abstain

1A Laurence E. Hirsch		☐	☐	☐

1B Michael R. Nicolais		☐	☐	☐

1C Richard R. Stewart		☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
		For	Against	Abstain
2 Advisory resolution regarding the compensation of our named executive officers.		☐	☐	☐
3 To approve the expected appointment of Ernst & Young LLP as independent auditors for fiscal year 2015.		☐	☐	☐

NOTE: THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES PRIOR PROXIES RELATING TO THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.
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EAGLE MATERIALS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS August 7, 2014

The undersigned hereby appoints James H. Graass and Steven R. Rowley, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Eagle Materials Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Thursday, August 7, 2014 at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By execution of this proxy, the undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the August 7, 2014 Annual Meeting.

*For address changes, please contact our transfer agent, Computershare Shareowner Services LLC, at 1-800-279-1248.

Continued and to be signed on reverse side